UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-12

TESSERA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TESSERA TECHNOLOGIES, INC.

3025 Orchard Parkway

San Jose, CA 95134

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of the Stockholders of Tessera Technologies, Inc. which will be held on Friday, March 30, 2012 at 11:00 a.m. Pacific Daylight Time, at the Company’s principal executive offices at 3025 Orchard Parkway, San Jose, CA 95134.

We hope that you will vote as soon as possible to ensure that your shares will be represented.

The Board of Directors and management look forward to your participation.

Sincerely yours,

ROBERT A. YOUNG President and Chief Executive Officer

San Jose, California

February 24, 2012

TESSERA TECHNOLOGIES, INC.

3025 Orchard Parkway

San Jose, CA 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 30, 2012

The Annual Meeting of Stockholders of Tessera Technologies, Inc. (the “Company”) will be held on Friday, March 30, 2012 at 11:00 a.m. Pacific Daylight Time, at Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, for the following purposes:

1.	To elect six members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	To approve the Company’s 2012 Performance Bonus Plan for Executive Officers and Key Employees;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2012;

4.	To hold an advisory vote on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has fixed the close of business on February 17, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders. However, whether or not you plan to attend the Annual Meeting of Stockholders in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided, or vote electronically through the Internet or by telephone, to ensure your representation and the presence of a quorum at the annual meeting. If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

Our Board of Directors intends to nominate for election as directors the six (6) persons named in Proposal No. 1 in the proxy statement accompanying this Notice, each of whom is currently serving as a director of the Company. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors
TESSERA TECHNOLOGIES, INC.

BERNARD J. CASSIDY Secretary

San Jose, California

February 24, 2012

TESSERA TECHNOLOGIES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

March 30, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation of proxies for use prior to or at the Annual Meeting of Stockholders (the “Annual Meeting”) of Tessera Technologies, Inc. (together with its subsidiaries, herein referred to as the “Company”), a Delaware corporation, to be held at 11:00 a.m. Pacific Daylight Time on Friday, March 30, 2012 and at any adjournments or postponements thereof for the following purposes:

•	To elect six members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

•	To approve the Company’s 2012 Performance Bonus Plan for Executive Officers and Key Employees;

•	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2012;

•	To hold an advisory vote on executive compensation; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Annual Meeting will be held at Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134. We made this proxy statement and accompanying form of proxy available to stockholders beginning on February 24, 2012.

Solicitation

This solicitation is made on behalf of our Board of Directors. The Company will bear the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. The Company has hired MacKenzie Partners, Inc. (“MacKenzie”) to assist it in soliciting proxies for a fee of $60,000 plus reasonable expenses. In addition to MacKenzie, our directors and certain of our officers and employees may also solicit proxies by mail, telephone, facsimile, personal contact or through online methods. We will reimburse their expenses for doing this. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning and tabulating the proxies.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on February 17, 2012 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each holder of common stock shall be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on February 16, 2012, there were 51,851,685 shares of common stock issued and outstanding, which were held by approximately 33 holders of record.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock present in person or represented by proxy will constitute a quorum. We will appoint election inspectors for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

The Company has adopted a majority vote standard for non-contested director elections and a plurality vote standard for contested director elections. The voting standard is discussed further under the section entitled “Proposal No. 1—Election of Directors—Voting Standard.”

All other proposals require the affirmative vote of holders of a majority of outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the same effect as negative votes on such proposals. Broker non-votes are not counted for any purpose in determining whether proposals have been approved.

We urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided, or vote electronically through the Internet or by telephone. If you choose to vote by mail, your shares will be voted in accordance with your voting instructions if the proxy card is received prior to or at the meeting. If you sign and return your proxy card but do not give voting instructions, your shares will be voted (1) FOR ALL of the six (6) nominees named in Proposal No. 1 in this proxy statement; (2) FOR the approval of the Company’s 2012 Performance Bonus Plan for Executive Officers and Key Employees; (3) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for the fiscal year ending December 31, 2012; (4) FOR the approval of compensation of our named executive officers as disclosed in this proxy statement; and (5) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

Voting by Proxy Over the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by telephone are set forth on the proxy card. The Internet and telephone voting facilities will close at 11:59 pm Eastern Daylight Time on Thursday, March 29, 2012.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing with the Company’s Secretary an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Bernard J. Cassidy, Secretary, Tessera Technologies, Inc., at the

address of our principal executive offices at 3025 Orchard Parkway, San Jose, California 95134. Our telephone number is (408) 321-6000. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board of Directors proposals to be presented at the 2013 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than October 27, 2012 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting.

Our Amended and Restated Bylaws, as amended to date, also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than November 30, 2012 and no later than December 30, 2012. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Board of Directors has nominated the six (6) individuals identified under “Director Nominees” below for election as directors, all of whom are currently directors of the Company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Our Board of Directors is currently comprised of six (6) members. Directors are elected at each annual meeting and hold office until their successors are duly elected and qualified at the next annual meeting. In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the six (6) nominees designated below to serve until the 2013 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

Director Nominees

The following table sets forth certain information concerning the nominees for directors of the Company as of February 17, 2012.

Name	Age	Director Since	Position with the Company
Robert J. Boehlke	70	2004	Chairman of the Board
John B. Goodrich	70	2001	Director
David C. Nagel, Ph.D.	66	2005	Director
Kevin G. Rivette	55	2011	Director
Anthony J. Tether, Ph.D.	70	2011	Director
Robert A. Young, Ph.D.	69	1991	President, Chief Executive Officer and Director

Robert J. Boehlke was elected non-executive Chairman of our Board of Directors in May 2011. Since December 2004, Mr. Boehlke has served as a member of our Board of Directors where he brings industry experience and financial expertise to his current role as Chairman of the Audit Committee, and was a former member and Chairman of the Compensation Committee. His depth of executive-level business experience, knowledge of capital markets, and extensive experience in managing the growth of companies developing innovative technologies enhance the overall strength of the Board of Directors—particularly with respect to the Company’s development of new markets and M&A strategy.

Prior to his retirement in 2000, Mr. Boehlke was Executive Vice President and Chief Financial Officer for KLA-Tencor (and its predecessor KLA Instruments), a leading provider of semiconductor process control and yield management solutions. During his 17-year tenure with KLA-Tencor, Mr. Boehlke held a variety of senior operating and line management positions, including Chief Operating Officer. During this time, the company’s revenue grew ten-fold with higher margins. Later while Mr. Boehlke served as Chief Financial Officer, the company had another ten-fold increase in sales as it achieved a $1.7 billion sales level in semiconductor process monitoring

Prior to his career at KLA-Tencor, Mr. Boehlke was an investment banking partner at Kidder, Peabody & Company, Inc. where he specialized in securities valuations and developed a deep understanding of Wall Street communications and investor needs. During his 12-year career he was responsible for arranging public and private financings, public offerings of securities, and mergers and acquisitions.

Mr. Boehlke has served as either a member or chairman of the audit and compensation committees of five public companies. He currently serves on the board of directors of MEMC Electronic Materials, Inc., a semiconductor wafer manufacturing company. Mr. Boehlke has previously been a director of Micrion Corporation, Entegris Corporation, DuPont Photomask Corporation, LTX Corporation and the Semi-Semitech industry consortium. He is also a past trustee of the San Jose Opera.

Mr. Boehlke received a B.S. in Engineering from the U.S. Military Academy at West Point in 1963. After graduating from West Point, Mr. Boehlke served for six years in the US Army Corps of Engineers. He was a company commander of a construction company in Vietnam, a company commander of an OCS company in Virginia, and a company commander of a combat engineering company in Europe. Following his military career, Mr. Boehlke received an M.B.A. with distinction from Harvard University.

John B. Goodrich has served as a member of our Board of Directors since August 2001. Mr. Goodrich brings extensive legal and business expertise to his role as a member of our Board of Directors and to our Nominating Committee (which he chairs), Audit Committee, and Compensation Committee. As a founding member of the law firm Wilson Sonsini Goodrich & Rosati, Mr. Goodrich has 30 years of experience as a counselor to technology companies. His breadth of industry knowledge and insight serves as a critical resource for our Board of Directors.

During Mr. Goodrich’s service at Wilson Sonsini Goodrich & Rosati, the firm grew from 8 to 800 lawyers and opened offices across the United States. It became the premier law firm for technology company establishment, financing, and general corporate representation. Mr. Goodrich’s practice covered the fields of partnership finance, the structure and establishment of venture capital firms, emerging technology corporation finance, intellectual property protection and assertion, and public company workouts, mergers and acquisitions. During his practice years he represented major venture capital firms, along with numerous technology startup companies and public companies. He provided counsel regarding turnarounds and structural reorganizations for a major oil field service company, a major telecommunications company, and multiple emerging technology companies. His practice also involved international tax strategies and the establishment of foreign manufacturing operations for domestic clients. In addition, Mr. Goodrich represented parties engaged in large intellectual property litigation and managed general business litigation for major technology companies. Wilson Sonsini Goodrich & Rosati formerly served as the Company’s outside counsel.

Mr. Goodrich presently serves on the boards of directors of Trimble Navigation Limited, an advanced positioning systems company, and The Fogarty Institute for Innovation, an educational non-profit that mentors, trains and inspires the next generation of medical innovators. Mr. Goodrich is the longest serving member of the board of directors of Trimble Navigation, having held the position since he participated in its establishment and financing in the late 1970s.

Since February 2011, Mr. Goodrich has owned and managed Tonini Farm and Cattle Company, a privately held agricultural operating company and was the owner and manager of Checkerboard Cattle Company from 1991 to August 2010, a privately held cow-calf operating company. From October 2005 to February 2008, Mr. Goodrich was the Chief Executive Officer of MaxSP Corporation, a provider of fully automated hardware, software and services systems for small and medium businesses.

Mr. Goodrich received a B.A. from Stanford University, a J.D. from the University of Southern California and an L.L.M. in Taxation from New York University.

David C. Nagel, Ph.D. has served as a member of our Board of Directors since May 2005, a position in which his industry knowledge and technical expertise have provided an important perspective for the Company’s business strategy and corporate objectives.

Dr. Nagel was most recently President and Chief Executive Officer of PalmSource, Inc., a leading provider of operating system software platforms for smart mobile devices, from 2001 to 2005, when he retired. Prior to PalmSource, Dr. Nagel was Chief Technology Officer at AT&T and the first president of AT&T Labs, from 1996 to 2001. During that time he also served as Chief Technology Officer of Concert, a joint venture between AT&T and British Telecom, from 1999 to 2001. While at AT&T, Dr. Nagel spearheaded the transition of AT&T’s technology from circuit-switched to packet-switched and oversaw the development and award of more than 5,000 patents by the scientists and engineers of AT&T Labs.

From 1988 to 1996, Dr. Nagel held various positions at Apple Computer, Inc., including Senior Vice President, Research and Development. During his tenure at Apple, the company developed and introduced Quicktime, the industry-leading multimedia processing technology that provided the foundation for iTunes; introduced system wide search and speech recognition technology into the Apple operating systems; and developed and introduced numerous other industry leading software and hardware innovations, such as the high speed Firewire serial interconnect system.

Prior to Apple, Dr. Nagel was head of the Human Factors Research division at NASA’s Ames Research Center. During his tenure at NASA, Ames became the leading center for aviation safety research for the country and made numerous and significant contributions to the nation’s National Airspace System. These innovations included the creation, development and operation of the Aviation Safety Reporting System (ASRS), which is still in operation after more than 35 years. Furthermore, Dr. Nagel spearheaded the creation and development of the first full mission flight simulation research facility for commercial aircrafts, within which seminal studies of advanced technologies and new flight crew training systems were conducted. Such studies include the Traffic Collision Avoidance System, or TCAS, and line-oriented flight training techniques—now used by nearly every airline in the world.

Dr. Nagel is a member of the boards of directors at Leapfrog, Inc., Openwave Systems, Inc., and Vonage Holdings, Inc.; Chairman of the Technology Committee at Align Technology, Inc.; and Trustee of the International Computer Science Institute. He is the co-editor of Aviation Human Factors, a best-selling monograph that was in print for more than 25 years and used in numerous international university courses on aviation. Additionally, he served for five years on President Clinton’s first President’s Information Technology Advisory Committee.

Dr. Nagel received a B.S. and a M.S. in Engineering and a Ph.D. in Perception and Mathematical Psychology from the University of California at Los Angeles.

Kevin G. Rivette has served as a member of our Board of Directors since March 2011. His depth and breadth of experience in intellectual property strategy provides the Company an important perspective on business strategy and IP portfolio management.

Since 2007, Mr. Rivette has been a managing partner of the Palo Alto office of 3LP Advisors, an intellectual property and transaction services advisory company which he founded. Prior to 3LP, Mr. Rivette was recruited by IBM Corporation to serve as its first vice president of Intellectual Property Strategy from 2005 to 2007. In that capacity, Mr. Rivette established IBM’s intellectual property strategy, which is still in place today. Prior to joining IBM, Mr. Rivette was an Executive Advisor at the Boston Consulting Group, where he focused on helping organizations develop IP strategies to further their business goals. He was also the founder, CEO and Chairman of Aurigin Systems, which offered market visualization technologies for analyzing and understanding the competitive worldwide patent landscape.

Mr. Rivette served as Chairman of the U.S. Patent and Trademark Office’s Patent Public Advisory Committee from 2006 to 2009; was voted into the IP Hall of Fame; and was named one of “The World’s Leading IP Strategists” in 2009. Mr. Rivette has authored several national and international publications including, “Rembrandts in the Attic: Unlocking the Hidden Value of Patents,” a book published by Harvard Business Review Press. The New York Times declared his book “the textbook” on intellectual property strategies.

Mr. Rivette, a former patent attorney and litigator, has been awarded over forty patents worldwide for his work in IP tool development.

Mr. Rivette received his B.S. in Business from the University of Kansas and a J.D. from the University of Santa Clara.

Anthony J. Tether, Ph.D. has served on our Board of Directors since August 2011. Dr. Tether brings industry and government experience to his role as a member of our Board of Directors and member of the Audit Committee. Additionally, Dr. Tether’s depth of experience with research, development and innovation in technology serves as a valuable resource for our Board of Directors.

Dr. Tether has been CEO of The Sequoia Group since February 2009, a consulting firm originally founded by Dr. Tether in 1996 that provides program management and strategy development services to government and industry. Dr. Tether also currently sits on the Board of Directors of Crocus Technology Advisors, a leading developer of MRAM technology for dense, non-volatile, high-speed, scalable memories and serves as Chairman of Board of Advisors at Kinsey Technical Services Inc., a trusted provider of technical solutions to the defense industry and intelligence community. In addition, Dr. Tether serves as a member of the boards of directors of Aurora Flight Services Corporation, SigmaSpace, and MaxID; and as a member of the advisory boards of Irvine Sensors Corp., SYNEXXUS, Inc., Scientific Systems Company, Inc., and Intermolecular, Inc.

In 2001 Dr. Tether was appointed Director of Defense Advanced Research Projects Agency (DARPA), a position from which he retired in February 2009. DARPA is the principal agency within the U.S. Department of Defense for research, development, and demonstration of concepts, devices, and systems that provide highly advanced new technology capabilities. As Director, Dr. Tether reported directly to the Secretary of Defense and was responsible for the allocation of nearly $25 billion towards the creation of new technological capabilities that significantly enhance the military and economic security of the United States. Examples include:

•	Development of alternative energy sources using non-food sources to produce extremely demanding quality fuels for airplanes, reducing reliance on petroleum

•	Technologies to accelerate the development and production of medical therapeutics and vaccines from years to weeks

•	Prosthetics that can be controlled and perceived directly by the brain just as with a natural limb

•	New computer transistors architectures with reduced power dissipation

•	Real-time language translations of structured and unstructured text and speech equivalent to expert human linguist capability

Prior to founding The Sequoia Group in 1996, Dr. Tether was Chief Executive Officer of Dynamics Technology, Inc. and served as Vice President and General Manager at Science Applications International Corporation’s Advanced Technology Sector. Before that, he was Vice President for Technology and Advanced Development at Ford Aerospace Corp. and held several directorial positions at the Department of Defense from 1978 to 1986, including Director of National Intelligence in the Office of the Secretary of Defense from 1978 to 1982. Prior to that, Dr. Tether served as an Executive Vice President of Systems Control Inc. from 1969 to 1978, where he applied estimation and control theory to military and commercial problems with particular concentration on development and specification of algorithms to perform real-time resource allocation and control.

Dr. Tether has served on U.S. Army, Navy and Defense Science boards, and on the Office of National Drug Control Policy Research and Development Committee. He has been honored with three medals from the U.S. Central Intelligence Agency and Department of Defense: In 2009, Secretary of Defense Robert Gates honored him with the Department of Defense Outstanding Public Service Medal and, in 1986, he was honored with both the National Intelligence Medal by the Director of Central Intelligence William Casey and the Department of Defense Civilian Meritorious Service Medal by Secretary of Defense Casper Weinberger. Dr. Tether is a distinguished fellow with the Council on Competitiveness in Washington D.C. and a Life Senior Member of the Institute of Electrical and Electronics Engineers.

Dr. Tether received a Bachelor in Electrical Engineering from Rensselaer Polytechnic Institute and a M.S. and Ph.D. in Electrical Engineering from Stanford University.

Robert A. Young, Ph.D. is an original investor in the Company and since 1991 he has served as a member of our Board of Directors. As a result of being the longest serving member of our Board of Directors, Dr. Young has extensive knowledge of the growth and development of the Company. He brings this unique perspective on the Company’s long-term strategy, his financial and investing acumen, and a diverse business background to his role as a member of our Board of Directors. He served as Chairman of the Board from 1996 to 2002. Since the Company’s initial public offering in 2003, Dr. Young was the Chairman of the Company’s Audit Committee until 2011 and served on the Compensation Committee from 2004 to 2005, and on the Nominating Committee in 2003, 2004 and from 2006 to 2011.

In May 2011, the Company appointed Dr. Young as its President and Chief Executive Officer. Previously, Dr. Young served as Managing Director and co-founder of Mirador Capital LLC, a private equity firm investing in venture capital companies. From August 1998 to February 2001, Dr. Young served as Chairman and Chief Executive Officer of Curl Corporation, an Internet infrastructure software company. From 1986 to 1997, Dr. Young was a Managing Director at Dillon, Read & Co., Inc., an investment bank. He was the Managing Partner of Dillon Read’s venture capital funds from 1987 to 1994 and subsequently was head of Technology Banking in corporate finance.

Prior to Dillon Read, Dr. Young had a notable business career with IBM, where, over an 18 year period, he held a number of management and executive positions in sales, marketing, development and general management. His last position at IBM was as President, IBM Instruments, a fully integrated global company with operations in the U.S. and Europe, and with products consisting of scientific instruments and scientific computers.

Dr. Young served on the Board of Directors of ATI Technologies Inc., a leading producer of 3-D graphics and multimedia products until its merger with Advanced Micro Devices, Inc. in 2006. Presently he serves on the Board of Directors of several private technology companies, including: SRC Computers, a producer of re-configurable, high performance computers; SBG Labs, which has unique solid-state optical device technology; Open-xchange, which offers an open source exchange server product; Geo Semiconductor, which develops programmable, high performance, video and geometry pixel processor IC’s; Jatheon Technologies, a producer of email archiving appliances; and Novitaz, a company which produces active RFID hardware and software modules for unique “presence marketing” solutions for retail.

Dr. Young has served on the visiting committees at MIT for both the Department of Electrical Engineering and Computer Science, and the Department of Chemistry. He is an advisor to PolyTechnos, a European venture capital firm headquartered in Munich.

Dr. Young received a B.S. with honors in Chemistry from the University of Delaware and a Ph.D. in Physical Chemistry from the Massachusetts Institute of Technology.

Director Emeritus

The Board of Directors elected Dr. Al S. Joseph to serve as Director Emeritus effective since May 2010. Upon adjournment of the 2012 Annual Meeting of Stockholders, Dr. Joseph will not continue to serve as Director Emeritus.

Board of Directors’ Role in Risk Management

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. For example, the Board of Directors meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, litigation risks and risks related to the Company’s acquisition strategy, among others. The Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of the Company’s financial statements, internal controls over financial reporting, and the independence of the Company’s Independent Registered Public Accounting Firm. The Audit Committee receives periodic internal controls and related assessments from the Company’s finance department and an annual attestation report on internal control over financial reporting from the Company’s Independent Registered Public Accounting Firm. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance matters and meets at least quarterly with our finance department, Independent Registered Public Accounting Firm and internal or external legal counsel to discuss risks related to our financial reporting function. In addition, the Audit Committee ensures that the Company’s business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code of Business Conduct and Ethics Policy and our Corporate Compliance Hotline, and the Audit Committee discusses other risk assessment and risk management policies of the Company periodically with management.

The Compensation Committee participates in the design of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy as is further described in the Compensation Discussion and Analysis section below.

The Nominating Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board committees.

Board of Directors and Committees of the Board

During 2011, the Board of Directors held a total of twenty-three meetings. Each director attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time he served on the Board or committees.

The Board of Directors has determined each of the following directors is an “independent director” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2): Messrs. Boehlke and Goodrich and Drs. Nagel and Tether.

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of our Audit Committee, Compensation Committee and Nominating Committee is composed entirely of independent directors in accordance with current NASDAQ listing standards, except for Mr. Rivette, who is a member of the Nominating Committee. Furthermore, each member of our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the Securities and Exchange Commission (the “SEC”). The Board of Directors has further determined that Mr. Robert J. Boehlke, a member of the Audit Committee of the Board of Directors, is an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience listed in his biographical summary provided above in the section entitled “Proposal 1—Election of Directors.” Copies of our Audit Committee, Nominating Committee and Compensation Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.tessera.com. The Board of Directors from time to time constitutes such other committees, including a Strategic Planning Committee, as it deems appropriate to further the purposes of the Board.

Our Board of Directors has determined that Mr. Rivette is not independent as defined in NASDAQ Marketplace Rule 5605(a)(2) because of his ownership interest in 3LP Advisors LLC, which is a service provider to Tessera, Inc., as described in more detail below under “Certain Relationships and Related Transactions” in this proxy statement. Our Board of Directors has relied on the exemption in NASDAQ Marketplace Rule 5605(e)(3) in permitting Mr. Rivette to be a non-independent member on the Nominating Committee. The Board of Directors concluded that the exemption is applicable since Mr. Rivette is not a current officer or employee of the Company, nor does he have a family member who is an officer or employee of the Company, and Mr. Rivette’s membership on the Nominating Committee is required by the best interests of the Company and its stockholders, as his immense knowledge regarding intellectual property issues permits him to better evaluate candidates for director with respect to those issues, which are critical to our business. The Board of Directors also determined that a Nominating Committee composed of three members would be more effective than a Nominating Committee composed of two members, which was the number of members on the Nominating Committee after Dr. Young was removed from the Nominating Committee on May 11, 2011 (upon his appointment as President and Chief Executive Officer) and prior to Mr. Rivette’s appointment to the Nominating Committee on November 30, 2011.

Audit Committee. The Audit Committee reviews the work of our internal accounting and audit processes and the Independent Registered Public Accounting Firm. The Audit Committee has sole authority for the appointment, compensation and oversight of our Independent Registered Public Accounting Firm and to approve any significant non-audit relationship with the Independent Registered Public Accounting Firm. The Audit Committee is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statement. During 2011, the Audit Committee was comprised of Dr. Young (until becoming our President and Chief Executive Officer on May 11, 2011) as the Chair, Mr. Boehlke (Chair starting on May 11, 2011), Mr. Goodrich and Dr. Tether (starting August 10, 2011). Upon the adjournment of the 2012 Annual Meeting, the Audit Committee will be comprised of Mr. Boehlke (Chair), Mr. Goodrich and Dr. Tether. During 2011, the Audit Committee held thirteen meetings.

Compensation Committee. The Compensation Committee approves our goals and objectives relevant to compensation, stays informed as to market levels of compensation and, based on evaluations submitted by management, recommends to our Board of Directors compensation levels and systems for the Board of Directors and our officers that correspond to our goals and objectives. The Compensation Committee also produces an annual report on executive compensation for inclusion in our proxy statement. During 2011, the Compensation Committee was comprised of Dr. Nagel (Chair starting on May 11, 2011), Mr. Boehlke (Chair until May 11, 2011) and Mr. Goodrich. Upon the adjournment of the 2012 Annual Meeting, the Compensation Committee will continue to be comprised of Dr. Nagel (Chair), Mr. Boehlke and Mr. Goodrich. During 2011, the Compensation Committee held sixteen meetings.

Nominating Committee. The Nominating Committee is responsible for recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. This committee is also responsible for developing and recommending to the Board of Directors our corporate governance guidelines, as well as reviewing and recommending revisions to the guidelines on a regular basis. During 2011, the Nominating Committee was comprised of Mr. Goodrich (Chair starting on May 11, 2011), Dr. Nagel (Chair until May 11, 2011), Mr. Rivette (starting on November 30, 2011) and Dr. Young (until May 11, 2011). Upon the adjournment of the 2012 Annual Meeting, the Nominating Committee will continue to be comprised of Mr. Goodrich (Chair), Dr. Nagel and Mr. Rivette. During 2011, the Nominating Committee held nine meetings.

Non-Executive Chairman and Board Leadership

Mr. Boehlke has served as non-executive Chairman of the Board since May 20, 2011. We believe at the present time that separating the roles of Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its stockholders because it provides the appropriate balance between strategy development and oversight and accountability of management. However, no single leadership model is appropriate for all companies and at all times. We recognize that depending on the circumstances, other leadership models might be appropriate. The Company’s Amended and Restated Bylaws allow for the Chief Executive Officer and Chairman of the Board positions to be held by the same individual. Accordingly, the Board of Directors plans to periodically review its leadership structure.

Director Nominations

The director qualifications developed to date focus on what the Board believes to be essential competencies to effectively serve on the Board. The Nominating Committee may consider the following criteria in recommending candidates for election to the board:

•	experience in corporate governance, such as an officer or former officer of a publicly held company;

•	experience in the Company’s industry;

•	experience as a board member of other publicly held companies; and

•	technical expertise in an area of the Company’s operations.

The Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a Board that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Nominating Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Nominating Committee will determine whether to retain an executive search firm to identify Board candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating Committee will review each potential candidate. Management may assist the Nominating Committee in the review process at the Nominating Committee’s direction. The Nominating Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Our Nominating Committee will consider candidates recommended by our stockholders in accordance with the procedures set forth in the Nominating Committee Charter. Such recommendations must be submitted in writing to the Chairman of the Nominating Committee, c/o the Corporate Secretary, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, no later than 120 days prior to the anniversary of the date on which the Company’s proxy statement was mailed or made available to stockholders in connection with the previous year’s annual meeting of stockholders. The recommendations must be accompanied by the following information: the name and address of the nominating stockholder, a representation that the nominating stockholder is a record holder, a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified, information regarding each nominee that would be required to be included in a proxy statement, a description of any arrangements or understandings between the nominating stockholder and the nominee, and the consent of each nominee to serve as a director, if elected. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a Nominating Committee member.

Each of the nominees for election as director at the 2012 Annual Meeting is recommended by the Nominating Committee and each nominee is presently a director and, other than Dr. Anthony J. Tether, stands for re-election by the stockholders. Dr. Tether was appointed to the Board of Directors in August 2011 to fill a vacancy. He was recommended to the Board of Directors and the Nominating Committee by a non-management director. From time to time, the Company pays fees to third party search firms to assist in identifying and evaluating potential nominees, although no such fees have been paid in connection with nominations to be acted upon at the 2012 Annual Meeting.

Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record both at the time of giving the notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination to be made at a special meeting at which the election of directors is a matter specified in the notice of meeting must be delivered to our principal executive offices not earlier than the 120th days prior to and not later than the 90th days prior to such special meeting or, if later, the 10th day following the day on which first public announcement of the date of such special meeting was made. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•

disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship, engaged in to mitigate economic risk related to, or the voting power with respect to, shares of the Company;

•	any rights to dividends on the shares that are separate from the underlying shares;

•	any performance related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

The stockholder’s notice must also include the following information for each proposed director nominee:

•	description of all direct and indirect financial or other relationships between the nominating person and the nominee during the past three years;

•	the same information as for the nominating person (see above); and

•	all information required to be disclosed in a proxy statement in connection with a contested election of directors.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The chairman of the meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating Committee in connection with its evaluation of the nominee’s independence.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o the Secretary at our principal executive offices at the address set forth above. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Director Attendance at Annual Meetings

Directors are encouraged to attend in person the Annual Meeting of Stockholders. Five members of the Board of Directors attended our 2011 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2011, each of Mr. Boehlke, Mr. Goodrich and Dr. Nagel served as members of the Compensation Committee for the entire year. None of such Compensation Committee members has ever been an officer or employee of the Company or any of its subsidiaries during their appointment. In addition, during the fiscal year ended December 31, 2011, none of our executive officers served as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving as members of our Board of Directors or our Compensation Committee.

Director Compensation

Our directors do not receive Board meeting fees. Each of our non-employee directors receives a $35,000 annual cash retainer. Each of our non-employee directors serving on a Board committee (but who is not the chair of the committee) receives an additional annual cash retainer as follows: $14,000 for Audit Committee members, $7,500 for Compensation Committee members, $5,000 for Nominating Committee members and $5,000 for Strategic Planning Committee members. Since May 2011, non-employee directors who are members of the Strategic Planning Committee also receive a $10,000 monthly cash retainer. The chairman of our Board receives an additional $17,000 annual cash retainer, the chairman of our Audit Committee receives an additional $25,000 annual cash retainer, the chairman of our Compensation Committee receives an additional $15,000 annual cash retainer and the chairman of our Nominating Committee receives an additional $10,000 annual cash retainer. In addition, the lead independent director, if any, receives an additional $17,000 annual cash retainer. We also reimburse our non-employee directors for their travel expenses. Members of the Board who are also our employees do not receive any compensation as directors.

Each of our non-employee directors receives restricted stock and options to purchase shares of our common stock on the terms and conditions set forth in our Fifth Amended and Restated 2003 Equity Incentive Plan. Any non-employee director who is initially elected or appointed to the Board of Directors receives a restricted stock award of 10,000 shares on the date of his or her initial election or appointment to the Board of Directors. In addition, a non-employee director receives a combination of options and/or restricted stock awards on the date of each annual meeting of our stockholders following the director’s initial election or appointment to the Board of Directors, as follows:

•

The number of shares of common stock in the restricted stock award is determined by dividing (1) a dollar value to be paid in the form of restricted stock grants (“Restricted Stock Amount”) by (2) the fair market value per share of our common stock on the date of grant.

•

The number of shares that may be purchased pursuant to the option award is determined by dividing (1) a dollar amount to be paid in the form of option grants (“Option Amount”) by (2) the quotient of (A) the fair market value per share of our common stock on the date of grant divided by (B) two (2).

•

The total of the Restricted Stock Amount plus the Option Amount received by each non-employee director at each annual meeting of stockholders will equal $150,000. The Compensation Committee will determine this allocation between restricted stock and option amounts annually.

Initial restricted stock awards vest over a period of four years, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and the remainder vesting in 12 equal quarterly installments thereafter. Annual option grants vest in equal monthly installments over a period of one year. Annual restricted stock awards vest in equal quarterly installments over a period of one year. No portion of an option automatically granted to a director is exercisable after the tenth anniversary after the date of option grant. Additionally, an option automatically granted to a director may be exercisable after the termination of the director’s services as described in the option agreement, generally ending three months after such termination.

The table below sets forth the compensation paid to each non-employee member of our Board of Directors and Director Emeritus during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Robert J. Boehlke (3)	159,511	—	164,391	323,902
John B. Goodrich (3)	140,292	—	164,391	304,683
Al S. Joseph, Ph.D. (4)	25,000	—	—	25,000
David C. Nagel, Ph.D. (3)	133,278	—	164,391	297,669
Kevin G. Rivette (3)	98,333	181,490	164,391	444,214
Anthony J. Tether, Ph.D.	19,192	128,490	—	147,682
Robert A. Young, Ph.D. (5)	30,333	—	—	30,333

(1)	The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to our non-employee directors in 2011, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 17, 2012. The aggregate number of shares subject to stock awards outstanding for each non-employee director at December 31, 2011 was: Mr. Rivette: 10,000 and Dr. Tether: 10,000.
(2)	In 2011, each non-employee director who was elected at the 2011 Annual Meeting of the Stockholders was granted a stock option under the 2003 Equity Plan to purchase 17,825 shares. The amounts reflected in this column represent the aggregate grant date fair value for option awards granted to our non-employee directors in 2011, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 17, 2012. The aggregate number of shares subject to stock options outstanding for each non-employee director at December 31, 2011 was: Mr. Boehlke: 76,427; Mr. Goodrich: 82,679; Dr. Joseph: 100,000; Dr. Nagel: 106,427; and Mr. Rivette: 17,825.
(3)	Members of the Strategic Planning Committee since May 2011.
(4)	Dr. Joseph served as our Director Emeritus since May 2010. His term in that role is two years.
(5)	Dr. Young served as a member of the Board of Directors during 2011 and has served as President and Chief Executive Officer since May 11, 2011. Amounts reported above reflect only fees earned while serving as a non-employee director prior to becoming President and Chief Executive Officer.

Voting Standard and Required Vote

Our bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of votes cast “against” that director. In addition, our Corporate Governance Guidelines (the “Guidelines”) include a director resignation policy that provides that, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating Committee, or another duly authorized committee of the Board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. No director who failed to receive the required votes for re-election may participate in the consideration of the matter. The Company will publicly disclose the Nominating Committee’s (or other responsible committee’s) decision.

The majority voting standard does not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In such circumstances, even if the number of nominees for director later no longer exceeds the number of directors to be elected, directors will instead be elected by a plurality of the votes cast, meaning that the six (6) nominees receiving the most votes will be elected.

Starboard Value and Opportunity Master Fund Ltd and its affiliates and director nominees (together “Starboard”) provided timely notice that they intended to nominate their own slate of three nominees for election as directors at the Annual Meeting of Stockholders, however Starboard agreed in writing on January 31, 2012 to rescind its nomination notice for the election of directors at the Company’s upcoming 2012 Annual Meeting. Because our Board of Directors had not determined the number of nominees timely nominated for election at the Annual Meeting exceeded the number of directors to be elected at the Annual Meeting prior to receiving written notice from Starboard to rescind its nomination notice, the election of directors at the Annual Meeting will be by a majority of the votes cast.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of Robert J. Boehlke, John B. Goodrich, David C. Nagel, Kevin G. Rivette, Anthony J. Tether and Robert A. Young.

PROPOSAL 2

APPROVAL OF 2012 PERFORMANCE BONUS PLAN

FOR EXECUTIVE OFFICERS AND KEY EMPLOYEES

Introduction

Our Board of Directors has approved the Tessera Technologies, Inc. 2012 Performance Bonus Plan for Executive Officers and Key Employees (the “Plan”), subject to stockholder approval. The principal features of the Plan are summarized below, but the summary is qualified in its entirety by reference to the Plan, which is attached to this proxy statement as Appendix A. At the time our Board of Directors approved the Plan, it directed that the Plan be submitted to our stockholders for approval at the Annual Meeting. If the stockholders approve the Plan, it will be effective as of January 1, 2012.

In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit on deductibility for federal income tax purpose of the compensation paid to certain “covered employees,” within the meaning of Section 162(m) of the Code. Each of our named executive officers (other than our Chief Financial Officer) is currently a covered employee. Compensation paid to covered employees in excess of $1 million in a taxable year is not generally taxable under Section 162(m) of the Code. However, compensation that qualifies as “performance-based” as determined under Section 162(m) does not count against the $1 million limitation. One of the requirements for purposes of Section 162(m) is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by the Company’s stockholders every five years. For purposes of Section 162(m), the material terms include:

•	the employees eligible to receive compensation,

•	a description of the business criteria on which the performance goals are based; and

•	the maximum amount of compensation that can be paid to an employee under the performance goals.

Since 2007, we have paid executive bonuses under our 2007 Performance Bonus Plan for Executive Officers and Key Employees. Our stockholders approved the 2007 Plan at the 2007 annual meeting of the Company’s stockholders, and payments under the 2007 Plan have been exempt from the limitations of Section 162(m) as “performance-based” compensation. Pursuant to Section 162(m) of the Code, no further awards may be granted under the 2007 Plan as “performance-based” compensation following the date of the Annual unless that plan is reapproved by the stockholders.

In lieu of reapproving the 2007 Plan, our stockholders are being asked to approve the adoption of the Plan in order to replace the 2007 Plan and to preserve our federal income tax deduction for incentive compensation paid to our executive officers based on the attainment of established performance goals. We generally seek to preserve our ability to claim tax deductions for compensation paid to executives to the greatest extent practicable. We strongly believe that it is in the best interests of the Company and our stockholders to provide for a stockholder-approved plan under which bonuses paid to its executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, we have structured the Plan in a manner such that payments under it can continue to satisfy the requirements for “performance-based” compensation, within the meaning of Section 162(m) of the Code. The Plan is similar to the 2007 Plan in all material respects, with the exception that the performance criteria and permissible adjustments described below have been updated to ensure they provide the Company with maximum flexibility for the design and implementation of incentive compensation awards under the Plan.

Description of the Plan

Administration

Our Compensation Committee, all of whose members are “outside directors,” as required under Section 162(m) of the Code, will administer the Plan. Our Compensation Committee will have the authority to grant awards in accordance with the provisions of the Plan. The Compensation Committee will have the authority to interpret all provisions of the Plan, to adopt, amend, and rescind rules pertaining to the administration, interpretation and application of the Plan, and to make all other determinations necessary or advisable for the for the administration of the Plan, and to reduce, in its discretion, the amount of any award otherwise payable under the Plan. Our Board of Directors has the authority to exercise the rights and duties of the Compensation Committee under the Plan except with respect to matters which under Section 162(m) are required to be determined in the sole and absolute discretion of the Compensation Committee.

Eligibility

Our executive officers and other key employees of the Company and our subsidiaries who are eligible to be selected by our Compensation Committee will be eligible to participate in the Plan. We estimate that approximately ten percent of employees are eligible to participate in the Plan. Our Compensation Committee determines which employees will be participants in the Plan.

Plan Operation

Under the Plan, our Compensation Committee may grant awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) and awards that do not so qualify. Awards granted under the Plan are payable upon achievement of performance goals established by the Compensation Committee.

Within the earlier of 90 days after commencement of a performance period or the expiration of 25% of the performance period, our Compensation Committee will designate or approve the following in writing in connection with the grant of an award:

•

the performance period, which may consist of one or more periods of times, and which may be of varying and overlapping durations (for instance, the Compensation Committee may determine that awards may have a performance period that coincides with our fiscal year);

•	objectively determined performance goals applicable to the performance periods; and

•

the maximum amount that may be paid upon achievement of the performance goals (which amount may be stated as a specific dollar amount or a specified percentage of the participant’s base salary for a performance period).

Performance Goals

The performance goals, which must be objectively determinable and substantially uncertain at the time they are established, are set by our Compensation Committee based on one or any combination of two or more of the following criteria:

•	revenue;

•	sales;

•	cash flow;

•	earnings or earnings per share of our common stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, or (iv) amortization);

•	return on equity;

•	return on capital or return on invested capital;

•	total stockholder return;

•	return on assets or net assets;

•	income or net income or pre-tax income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin;

•	gross or net profit margin;

•	cost reductions or savings or expense management;

•	price per share of our common stock;

•	research and development expenses (including research and development expenses as a percentage of sales or revenues);

•	working capital;

•	market share;

•	customer satisfaction;

•	completion of acquisitions, dispositions, partnerships or other corporate transactions;

•	implementation of new technology by customers/partners;

•	completion of settlements and/or licensing arrangements; and

•	achievement of new product or technology development milestones.

Depending on the performance criteria used to establish the performance goals, the performance goals may be expressed in terms of overall company performance or the performance of a subsidiary, division or business unit. The performance goals may be measured in absolute terms or as compared to any incremental increase or as compared to the results of a peer group or market performance indicators or indices.

Adjustments

At the time of grant, the Compensation Committee may specify one or more objectively determinable adjustments that may be made to one or more of the performance goals. The adjustments may include one or more of the following:

•	items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items;

•	items related to a change in accounting principles under United States Generally Accepted Accounting Principles, or GAAP;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions, including transaction-related charges and amortization;

•	items attributable to the business operations of any entity acquired by the Company during the performance period;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP;

•	taxes;

•	stock-based compensation;

•	non-cash items; and

•	any other items of significant income or expense which are determined to be appropriate adjustments.

Annual Award Limit

The maximum aggregate amount that may be paid under all awards granted under the Plan to a participant during any calendar year may not exceed $2,000,000. Our Compensation Committee does not currently intend to grant individual awards that approach the maximum allowable amount, but is asking our stockholders to approve this maximum amount to preserve necessary flexibility over the next five years.

Payment of Awards; Form of Payment

Following completion of each performance period and prior to the distribution of any payment for an award granted under the Plan the Compensation Committee will determine whether the performance goals for the performance period were satisfied. Awards will be paid as soon as practicable after the Compensation Committee has certified in writing that the participant has met the applicable performance goals. The Compensation Committee retains the discretion to reduce (but not increase) the amount otherwise payable under an award granted pursuant to the Plan (including a reduction to zero).

Awards may be paid, at the option of the Compensation Committee, in cash, or common stock of the Company or in the form of a right to receive common stock, or in any combination of the foregoing.

Termination of Employment

If a participant’s employment with the Company or any of its subsidiaries is terminated for any reason other than death or disability prior to payment of any payment under an award, the participant will not have a right to payment with respect to the award. The Compensation Committee retains the discretion to determine if any portion of a participant’s award under the Plan should be paid upon a termination of participant’s employment by reason of death or disability.

Forfeiture and Claw-Back Provisions

The Compensation Committee may provide that any award paid under the Plan shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

Amendment and Termination

Our Compensation Committee or Board of Directors may amend, suspend or terminate the Plan at any time and from time to time. An amendment will be subject to approval of our stockholders only if such approval is necessary to maintain the Plan in compliance with Section 162(m) of the Code. The Compensation Committee or the Board of Directors may not modify performance goals or adjustments applicable to any outstanding awards to the extent such modification would cause the award to fail to constitute qualified performance-based compensation.

Tax Withholding

The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any taxable event applicable to a participant arising under the Plan.

Effective Date

The Plan is effective as of January 1, 2012, provided that the Plan will terminate unless it is approved by our stockholders at the Annual Meeting. If the Plan is not approved at the Annual Meeting, employees will continue to be eligible to receive bonuses under the 2007 Plan for 2012. The Plan will be submitted for reapproval by the stockholders of the Company not later than the 2017 stockholders’ meeting, subject to any earlier stockholder approvals (or re-approvals) mandated for performance-based compensation under Section 162(m) of the Code, and further subject to termination by the Board of Directors or the Compensation Committee at any time.

Non-Exclusivity

Nothing contained in the Plan prevents our Board of Directors from adopting other or additional compensation arrangements that provide for bonuses or other forms of compensation for our executive officers and key employees regardless of stockholders’ approval of the Plan. Such other arrangements may or may not qualify for deductibility under Section 162(m) of the Code and may be either applicable only for specific executives, directors or employees or may be generally applicable.

Federal Income Tax Consequences

The following is only a summary of the effect of U.S. federal income taxation upon employees and the Company, is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the Plan. It is based upon laws, regulations, rules and decisions now in effect, all of which are subject to change. The following does not discuss the tax consequences arising in the context of the employee’s death or the effect of the income tax laws of foreign countries, states or municipalities in which the employee’s income or gain may be subject to tax.

A participant will not recognize income, and we will not be allowed a tax deduction, at the time an award is granted under the Plan (for example, when the performance goals are established). All amounts paid pursuant to the Plan constitute taxable income to the employee when received. Generally, and subject to Section 162(m) of the Code, we will be entitled to a federal income tax deduction when amounts paid under the Plan are included in employee income.

The Plan has been designed to comply with Section 162(m) of the Code so that all award payments under the Plan will qualify as performance-based compensation. As stated above, the Plan is being submitted for stockholder approval at the Annual Meeting so that payments under the Plan can qualify for deductibility by the Company under Section 162(m) of the Code. However, stockholder approval is only one of several requirements under Section 162(m) of the Code that must be satisfied for amounts payable under the Plan to qualify for the performance-based compensation exemption under Section 162(m) of the Code, and submission of the Plan for stockholder approval should not be viewed as a guarantee that all amounts paid under the Plan will in practice be deductible by the Company.

New Plan Benefits

The actual amount of future award payments under the Plan is not presently determinable because such amounts are dependent on the future attainment of performance goals that have not yet been established by the Compensation Committee. These awards, when approved, will entitle each recipient to a payment in fiscal 2013, subject to the achievement of specified financial goals for fiscal 2012. Because the terms applicable to these anticipated awards have not yet been approved and amounts to be received, if any, by the participants in connection with the awards that are anticipated to be granted for the 2012 fiscal year are based on our fiscal 2012 performance and are subject to reduction at the discretion of the Compensation Committee, the amounts that may be received in the future are not currently determinable.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting shall be required to approve the proposed 2012 Performance Bonus Plan for Executive Officers and Key Employees.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval of the 2012 Performance Bonus Plan for Executive Officers and Key Employees.

PROPOSAL 3

RATIFICATION OF AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2012. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The following is a summary of fees billed by PricewaterhouseCoopers LLP for fiscal years ended December 31, 2011 and 2010:

	2011	2010
Audit fees (1)	$1,175,507	$1,020,387
Audit-related fees (2)	110,000	—
Tax fees (3)	7,100	19,002
All other fees (4)	—	—

Total	$1,292,607	$1,039,389

(1)	Represents the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports and services in connection with the statutory and regulatory filings or engagements for those fiscal years.
(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees.”
(3)	Represents the aggregate fees billed for tax compliance, advice and planning.
(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees.”

Audit Committee Pre-Approval Policies

Before an Independent Registered Public Accounting Firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the Independent Registered Public Accounting Firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Independent Registered Public Accounting Firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC. All non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2011 and 2010 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2012.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proxy statement includes extensive disclosure regarding the compensation of our named executive officers under the headings “Compensation Discussion and Analysis” and “Compensation of Executive Officers” on pages 27 to 40 below. Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to our stockholders a nonbinding advisory resolution to approve the compensation of the named executive officers disclosed in this proxy statement, commonly referred to as a say-on-pay vote. In May 2011, we held our first say-on-pay vote, and our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 97% of stockholder votes cast in favor of our 2011 say-on-pay resolution (excluding abstentions and broker non-votes). When determining how often to hold a stockholder advisory vote on executive compensation, the Board of Directors took into account the strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board of Directors determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

Accordingly, the Board of Directors has approved the submission of the following resolution to the Company’s stockholders for approval at the 2012 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the 2012 Proxy Statement pursuant to Item 402 of Regulation S-K, including the disclosure under the headings ‘Compensation Discussion and Analysis’ and ‘Compensation of Executive Officers,’ is hereby approved.”

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives that will drive the Company’s financial, operational and strategic objectives while creating long-term stockholder value. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards, long-term equity incentive awards and time-based equity awards. Base salary is intended to provide a baseline level of compensation for our named executive officers. The remaining types of compensation, which in the aggregate represent the majority of our named executive officers’ target total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives, increases in our stock price, or both.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the compensation of the named executive officers as disclosed in this proxy statement.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors, or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their ages as of February 17, 2012, and certain other information about them are set forth below (unless set forth elsewhere in this proxy statement).

Name	Age	Position
Robert A. Young, Ph.D.	69	President, Chief Executive Officer and Director
Michael Anthofer	59	Executive Vice President and Chief Financial Officer
Bernard J. Cassidy	57	Executive Vice President, General Counsel and Secretary
Richard S. Chernicoff	46	President, Tessera Intellectual Property Corp.
Farzan Bob Roohparvar, Ph.D.	56	President, DigitalOptics Corporation

Robert A Young, Ph.D. has served as President and Chief Executive Officer since May 2011. Please see Dr. Young’s biography set forth above in the section entitled “Proposal 1—Election of Directors.”

Michael Anthofer has served as our Executive Vice President and Chief Financial Officer since September 2008. From 2003 to September 2008, Mr. Anthofer was Vice President and Chief Financial Officer of Kodiak Networks, Inc., a privately held provider of mobile solutions to wireless providers. From 2001 to 2003, Mr. Anthofer served as Senior Vice President and Chief Financial Officer of Smartpipes, Inc., a maker of network access control software. From 1996 to 2001, Mr. Anthofer was Senior Vice President and Chief Financial Officer of Concentric Network Corp. Prior to Concentric, Mr. Anthofer served as Executive Vice President and Chief Financial Officer of Shared Resources Exchange Inc., a digital switching equipment maker. Earlier, he held several vice president level positions at DSC Communications Corporation, a Fortune 1000 corporation. Mr. Anthofer received an M.B.A. from the University of California, Berkeley, and a B.S. in Business Administration from the University of California, Berkeley.

Bernard J. Cassidy has served as our Executive Vice President, General Counsel and Secretary since November 2009. From November 2008 to November 2009, he served as our Senior Vice President, General Counsel and Secretary. Prior to working at the Company, Mr. Cassidy served as Senior Vice President, General Counsel and Secretary at Tumbleweed Communications Corp., a provider of secure messaging and secure file transfer solutions, where he was responsible for legal, corporate development, and human resources matters. He worked at Tumbleweed from May 1999 to September 2008. Before joining Tumbleweed, Mr. Cassidy was in private practice at Wilson Sonsini Goodrich & Rosati from August 1992 to May 1999, and at Skadden, Arps, Slate Meagher & Flom LLP from September 1989 to July 1992. Mr. Cassidy holds a B.A. in Philosophy from Loyola University, an M.A. in Philosophy from the University of Toronto and a J.D. from Harvard Law School. Mr. Cassidy is a member of the California State Bar.

Richard S. Chernicoff, President of Tessera Intellectual Property Corp., joined our executive team in July 2011. From December 2009 to July 2011, Mr. Chernicoff served as President of Unity Semiconductor, a solid state memory technology company that was acquired by Rambus Inc. From May 2003 to November 2009, Mr. Chernicoff served as Vice President and then as Senior Vice President of Business Development for SanDisk Corporation, a public non-volatile memory company, where he structured, negotiated and closed more than 20 intellectual property transactions with companies worldwide. He holds a B.S. in Business Administration (Accounting) from California State University, Northridge and a J.D. from St. John’s University School of Law.

Farzan Bob Roohparvar, Ph.D., President of DigitalOptics Corporation, joined our executive team in March 2011. From November 2006 to December 2010, Dr. Roohparvar served as President of two business units (FlexPower and Vista Point Technologies) of Flextronics International Ltd., a provider of electronics design and manufacturing services. At Flextronics, Dr. Roohparvar oversaw the international development and expansion of design engineering centers for high efficiency and small form factor power supply products and for camera module and display module technology products. Prior to joining Flextronics, starting in 2005 he served as Vice President and General Manager of Broadcom Corp., a semiconductor and information technology company, in which capacity he oversaw the creation of a new power management business unit. He previously held management positions at Fairchild Semiconductor International, Inc. and Xicor, Inc. Dr. Roohparvar is also an associate professor of computer engineering at California State University, East Bay. He received a B.S., an M.S. and a Ph.D. from Iowa State University.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

During 2011, we made several key additions to our senior leadership team. We named Robert A. Young, Ph.D., as our new President and Chief Executive Officer (“CEO”) in May 2011. Farzan Bob Roohparvar, Ph.D., President, DigitalOptics Corporation, joined the executive team in March 2011, and Richard S. Chernicoff, President, Tessera Intellectual Property Corp., joined the executive team in July 2011. In addition to Dr. Young, Dr. Roohparvar and Mr. Chernicoff, our named executive officers for 2011 are: Michael Anthofer, our Executive Vice President and Chief Financial Officer; Bernard J. Cassidy, our Executive Vice President and General Counsel; Henry R. Nothhaft, our former Chairman, President and Chief Executive Officer; and John Keating, our former Interim Executive Vice President, Imaging and Optics and Senior Vice President, Corporate Development.

In May 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 97% of stockholder votes cast in favor of our 2011 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs after May 2011, we were mindful of the strong support our stockholders expressed for our compensation philosophy.

Following our annual review of our executive compensation philosophy, the Compensation Committee decided to generally retain our existing approach to executive compensation for our continuing executives, with an emphasis on short- and long-term incentive compensation that rewards our senior executives when they deliver value for our stockholders. For those named executive officers who joined our senior leadership team in 2011, the Compensation Committee oversaw and implemented new hire compensation packages that it felt most appropriately incentivized those executives given their respective roles within the Company.

In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the Board of Directors took into account the strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board of Directors determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

Fiscal Year 2011 Financial and Operational Performance

We operate in a highly competitive environment and our 2011 financial, operational and strategic results reflect the backdrop of the challenging economic and consumer environments and overall market conditions. Our key 2011 financial, operational and strategic results included the following:

•

Leadership Transition: Dr. Young succeeded Mr. Nothhaft as our CEO in May 2011. Dr. Young had previously been a non-employee board member. In addition, Dr. Roohparvar was hired to be the President, DigitalOptics Corporation; and Mr. Chernicoff was hired as the President, Tessera Intellectual Property Corp. Our newly constructed senior leadership team continued to position us for future growth and success, including the renewal of two key DRAM licenses in the fourth quarter led by Mr. Chernicoff. In addition, under the guidance of Dr. Roohparvar, we have made great strides in our DigitalOptics business. Notably, our MEMS technology has met and exceeds the performance and reliability requirements based on test criteria from multiple Tier 1 mobile phone makers and the MEMS actuator is now on track for a crucial design win in the first half of 2012.

•

Corporate Results: During 2011, the variable components of our executive compensation program were driven by performance relative to the revenue, net income and strategic objectives established by the Compensation Committee. Our performance in each of these three areas is summarized below:

•	Revenues: Revenues for the year ended December 31, 2011 were $254.6 million, compared to $301.4 for the year ended December 31, 2010 a decrease of 15.5% or $46.8 million. The decrease was largely due to five licensees or former licensees, as announced in January, 2011, that were in breach of contract or did not renew their license agreements. The impact was a decrease of $35.4 million in 2011 as compared to 2010. Additionally in 2010, a $15.0 million non-recurring litigation settlement was reached with UTAC. Excluding these items, the Company’s revenue was up $3.6 million year over year or 1.4% which reflects generally the economic environment of the Company’s served markets.

•

Net Income (Loss): Net loss for the year ended December 31, 2011 was $(19.3) million, or $(0.38) per diluted common share, compared to net income of $57.3 million, or $1.14 per diluted common share for the year ended December 31, 2010. The primary reason for the net loss in 2011 was the impairment of goodwill, due to the significant decline in our market capitalization, which resulted in a $49.7 million impairment charge. Non-GAAP net income was $60.7 million, or $1.15 per diluted common share, for the year ended December 31, 2011, compared to non-GAAP net income of $91.2 million, or $1.77 per diluted common share, for the year ended December 31, 2010.

•

Strategic Objectives: In addition to the aforementioned accomplishments, notably the renewal of two key DRAM licenses and the advancements of our MEMS technology, our new leadership team formulated new licensing and account plans and associated personnel for our Intellectual Property business. In addition, our purchase of $68.7 million of intellectual property and patents in 2011, including the ALLVIA and MoSys transactions, positions us to meet the needs of our licensees now and in the future. Our DigitalOptics achievements have laid the foundation for the Company to execute on its MEMS objectives for 2012 and beyond, including building the technical team, delivering product samples that met or exceeded the requirements of multiple Tier 1 mobile phone makers and build the supply chain necessary to meet the requirements of our prospective customers. In 2011 we did not meet our business development objectives aimed at enhancing our DigitalOptics opportunities.

Fiscal Year 2011 Executive Compensation Actions

The Compensation Committee took into account a number of factors in determining fiscal year 2011 compensation, including our financial, operational and strategic results, individual performance and competitive data. In light of these considerations, the Compensation Committee made the following executive compensation decisions in 2011:

•

Key Executive Changes: The Compensation Committee oversaw the transition to a new CEO, Dr. Young, as well as the hiring of Dr. Roohparvar and Mr. Chernicoff, two key additions to the senior leadership team. The compensation for these newly hired executives was reviewed and established by the Compensation Committee in connection with their commencement of employment; however because these executives were not employed for all of 2011, their 2011 compensation is generally not based on fiscal 2011 full-year results. Each of these executives took on a unique set of responsibilities and their compensation packages were specifically negotiated by the Compensation Committee to best incentivize them based on their individual roles within the Company. For example, Dr. Young and Mr. Chernicoff are not eligible for bonuses under our Management Bonus Plan reflecting the Compensation Committee’s negotiation with each of these executives. In exchange for not participating in our Management Bonus Plan, Dr. Young was given a higher base salary and Mr. Chernicoff was granted additional stock options. The Compensation Committee believes that each of Dr. Young’s and Mr. Chernicoff’s negotiated compensation packages incentivizes them appropriately given their roles within the Company.

•

Zero or Modest Base Salary Increases: The Compensation Committee did not increase the salary for Dr. Young at the beginning of 2012 because it determined his base salary was appropriately positioned. The Compensation Committee awarded modest base salary increases to the other named executive officers to reflect each individual’s contributions over the course of 2011 and their expected roles in 2012.

•

Annual Bonus Payments Below Target Levels: Based on the Company’s performance against our corporate financial objectives, with 2011 revenues and GAAP income before tax, excluding litigation expense, measured below the target performance goals, and pursuant to the terms of our Management Bonus Plan, those named executive officers eligible for annual bonuses received a 51.41% of target payout with respect to the corporate component of their annual bonuses. Overall bonus payments also incorporate an individual performance component, as described in more detail below under “Annual Cash Incentives,” and total bonus payments were also below targeted levels.

•

Majority of Executive Compensation “At-Risk”: In 2011, the Compensation Committee continued its practice of awarding the majority of total compensation opportunities to named executive officers in the form of “at-risk” compensation. Variable compensation is tied to the achievement of performance goals or stock price improvement and includes annual incentive bonuses and long-term equity incentive awards, such as stock options, the vesting of which is based on continued employment over a four-year vesting period. As stock options provide value only if our stock price increases over time, they provide an incentive to our named executive officers to increase stockholder value over the extended vesting period. Variable compensation also includes performance-contingent stock awards from prior years, which vest based upon an annual performance-based determination made by the Compensation Committee. Of those awards the vesting of which was based on 2011 performance, 51.41% of such awards vested and the remaining 48.59% were forfeited (i.e. there is no “second chance” to earn those awards).

Strong Compensation Policies that Benefit Stockholders

We believe that the fiscal year 2011 compensation of our named executive officers was appropriate and aligned with our fiscal year 2011 results, served our need to attract key additions to our senior leadership team and helped to position us for growth in future years. We also believe our executive pay provides appropriate incentives to our executives to achieve our financial, operational and strategic goals without encouraging them to take excessive risks in their business decisions. We regularly evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. To this end, we note the following:

•

Annual Bonus Plan: Our annual bonus plan is designed so that the determination of awards is based on a review of a variety of indicators of performance, including both financial and strategic objectives. In addition, the plan does not provide payment for poor performance, regardless of whether the failure to achieve target was outside of management’s control. In addition, there is a cap on the annual bonus opportunity, even for spectacular performance.

•

Long-term Equity Incentives: The Company’s long-term equity incentive awards generally vest over a period of four years to ensure that the Company’s employees, including the executive officers, maintain a long-term view of stockholder value.

•	Compensation Committee Independence and Experience: The compensation committee is comprised solely of independent directors who have extensive experience.

•

Compensation Consultant Independence and Experience: The compensation committee’s independent consultant, Compensia, Inc. (“Compensia”), has a breadth of experience in consulting technology companies on executive compensation practices, provides no other services to the Company and has no prior relationship with any of the named executive officers.

•

Peer Group Review: The peer groups of companies used to evaluate executive compensation levels are carefully reviewed at least annually by the Compensation Committee with input from its independent consultant. Changes to the peer groups require Compensation Committee approval and the Company does not make any mechanical changes to compensation levels based strictly on peer group pay levels.

•

Reasonable Severance Benefits: The severance benefits provided to the named executive officers are reasonable in light of market practice and a “double-trigger” is required before severance benefits are paid or equity acceleration occurs in connection with a change in control event. Additionally, the Company does not provide gross-ups of excise or other taxes if they were to be triggered in a change of control.

Compensation Objectives

Our Compensation Committee oversees the executive compensation program. Our executive compensation program is designed to attract, motivate and retain talented executives that will drive our financial, operational and strategic objectives while creating long-term shareholder value. The Compensation Committee has established the following set of objectives for our executive compensation program:

•

Compensation should be market competitive: Our compensation program is designed to provide competitive total compensation relative to the relevant labor markets for our executives while maintaining fiscal responsibility for our stockholders, allowing us to attract and retain individuals of appropriate ability and managerial talent;

•

Compensation should support our business strategy: Our compensation program is designed to align a majority of executive officer compensation with our corporate strategies, business objectives and the long-term interests of our stockholders by rewarding successful execution of our business plan, with performance goals tied to our business plan, or the value of such compensation tied to long-term stock price performance;

•

Compensation should reward performance: A majority of our executive officers’ total compensation opportunities are variable and dependent upon the achievement of key strategic and financial performance measures on an annual basis by linking incentive award opportunities to the achievement of performance goals in these areas and each executive’s individual performance; and

•

Compensation should be aligned with stockholders’ interests: Our compensation program also seeks to reward our executive officers for increasing our stock price over the long-term and maximizing stockholder value by providing a portion of total compensation opportunities for our executive officers in the form of direct ownership in our company through long-term equity incentive awards.

The main elements of our compensation program are base salary, annual cash incentive bonus awards and long-term equity incentive awards. Base salary is intended to provide a baseline level of compensation for our named executive officers. The remaining types of compensation, which in the aggregate represent the majority of our named executive officers’ total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives, increases in our stock price, or both. Each element of our executive compensation program is discussed in greater detail below.

Role of the Compensation Committee and Executive Officers in Setting Compensation

The Compensation Committee has the primary authority to approve the compensation provided to our executive officers. Consistent with prior years, for 2011, Compensia, an independent compensation consulting firm, was retained by the Compensation Committee to assist it in the determination of the key elements of the compensation programs. Compensia reports to and is accountable to the Compensation Committee, and may not conduct any other work for us without the authorization of the Compensation Committee. Compensia did not provide any services to us in 2011 beyond its engagement as an advisor to the Compensation Committee on executive compensation matters.

In 2011, Compensia provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers in similar organizations. Compensia also advised on, among other things, structuring our various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to our executive officers.

To aid the Compensation Committee in making its compensation determinations, our CEO provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding himself. Each named executive officer other than our CEO, in turn, participates in an annual performance review with the CEO to provide input about their contributions to our success for the period being assessed. The Compensation Committee gathers data on the CEO’s performance through several channels, including qualitative and quantitative assessments of the Company’s performance, discussions with other members of the management team and discussions with other members of the Board of Directors. Each Compensation Committee meeting ordinarily includes an executive session without members of management present.

Corporate and individual performance goals are generally established at the beginning of the year. The Company’s annual financial plan is formulated by our executive management team and is submitted for review and approval by our Board of Directors. The CEO and the Chief Financial Officer (“CFO”) then typically recommend a subset of these goals to the Compensation Committee as the corporate performance goals underlying our annual cash incentive bonus plan. We believe that the achievement of these performance goals is based on the successful efforts and contributions of our named executive officers that participate in the program and the attainment of their individual performance goals. As described below, our Compensation Committee retains the authority under our bonus plan to authorize bonus payments to named executive officers that are less than the bonus payments that would otherwise be awarded based on our achievement of the performance goals established for our bonus plan. Our Compensation Committee may also grant additional, extraordinary discretionary bonuses to our named executive officers, although it did not grant any such bonuses in 2011.

In the beginning of each year, our executive officers work with our CEO to establish their individual performance goals for the year, based on their respective roles within the Company. For example, individual performance goals established for our named executive officers for 2011 included, among others, the financial performance of an executive’s area of responsibility, strategic objectives derived from our strategic plan and interdepartmental goals critical to the ongoing success of the business. These individual performance goals in many instances comprise the basis upon which we seek to achieve our broader corporate financial and operating goals for the year. These individual goals are typically designed to support certain aspects of the corporate objectives to ensure consistency in effort, direction and strategy.

Setting Executive Compensation

We review competitive compensation practices and the financial performance of comparable companies annually. This analysis provides the necessary background to the Compensation Committee to ensure that compensation opportunities for executives are competitive with compensation practices among comparable companies and that actual compensation paid to executives is appropriately aligned with our performance in the past year.

Each year Compensia works with the Compensation Committee to confirm one or more peer groups of companies to be used in the competitive assessment. For 2011, three peer groups were developed in order to provide the Compensation Committee with a comprehensive view of compensation practices reflecting our unique mix of businesses as well as our location in Silicon Valley. One peer group utilized an approach consistent with that used in 2010, consisting of technology companies with comparable revenue, profitability, market capitalization and geographic location (high-tech peers). The additional two peer groups have been selected to reflect our primary businesses more specifically; one includes firms involved in the development and licensing of intellectual property (Intellectual Property peers) and the second includes firms involved in the development of imaging and optics products (DigitalOptics Peers). No peer group was selected on the basis of executive compensation levels. The specific attributes used to develop the peer groups include:

•

Industry: The high-tech peer group used a broad class of technology companies, including companies focused on semiconductor, computer software, computer hardware and telecommunications service/network equipment, the Intellectual Property peer group included companies that license intellectual property and the DigitalOptics peer group includes firms that develop imaging and optics products.

•

Revenue: We considered the revenue of the peer companies and generally selected peer companies with last fiscal year revenue in a range of $75 million to $1.5 billion, although in order to form the industry specific Intellectual Property and DigitalOptics peer groups, we included firms that were smaller than $75 million in revenue. We do not base our peer company selection solely on revenue. Due to our relatively high profitability, due to our business model of licensing technology, revenue alone is not appropriate for determining comparable companies.

•

Profitability (operating income and net income): In developing the high-tech peer group, we included companies that generally had a track record of profitability, to align with our profitability profile and the differences in our business model as a technology licensing company. Profitability was not explicitly considered in the choice of Intellectual Property and DigitalOptics peers.

•

Market Capitalization: For the high-tech peer group, we look at market capitalization to reflect the differences in our business model as a technology licensing company, which would not be accurately reflected if we selected peer companies based solely on annual revenue. We selected companies with a market capitalization at the time of our analysis that was generally within a range of one-third to three times our market capitalization. Market capitalization was not explicitly considered in the choice of Intellectual Property and DigitalOptics peers.

•	Geographic Location: We included U.S. based companies, with an emphasis on firms headquartered in the San Francisco Bay Area.

The peer groups for 2011 (which are different from the peer group index utilized in the performance graph included in our annual report on Form 10-K) were comprised of the following companies:

High-Tech Peers

•     Acacia Research Corporation

•     Advent Software, Inc.

•     Blue Coat Systems, Inc.

•     Cymer, Inc.

•     Electronics for Imaging, Inc.

•     Entropic Communications

•     iGATE Corporation

•     Ixia

•     IXYS Corporation

•     j2 Global Communications, Inc.

•     LTX-Credence Corporation

•     Micrel Inc.

•     Monolithic Power Systems, Inc.

•     Nanometrics Inc.

•     Newport Corporation

•     Power Integrations, Inc.

•     Qlogic Corporation

•     Semtech Corporation

•     Silicon Image, Inc.

•     STEC, Inc.

•     Synaptics Incorporated

•     TiVo Inc.

•     Ultratech, Inc.

•     ValueClick, Inc.

•     Volterra Semiconductor Corporation

•     Websense, Inc.

Intellectual Property Peers

• Acacia Research Corporation • Ceva, Inc. • Dolby Laboratories, Inc. • DTS, Inc. • Earthlink Inc. • Interdigital Inc. • MIPS Technologies, Inc.	• Mosys, Inc. • PDF Solutions, Inc. • Rambus, Inc. • RPX Corporation • Universal Display Corporation • Wi-Lan Inc.

DigitalOptics Peers

• Coherent, Inc. • Infinera Corporation • Immersion Corporation • MEMSIC, Inc.	• Microvision, Inc. • Omnivision Technologies, Inc. • Opnext, Inc. • Universal Display Corporation

Each year, Compensia surveys the compensation practices of the peer groups to assess the competitiveness of our compensation programs. Although we maintain the peer groups for executive compensation purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers by position as is offered by more comprehensive survey data, which has the advantage of including data on executive positions beyond what is available in public filings. In light of this, during 2011, the Compensation Committee also reviewed data from the Radford Executive Survey, which consists of approximately 600 companies throughout the United States primarily from technology industries. We look at multiple cuts of data from the surveys, including national data across industries, Bay Area data across industries and specific industry cuts, and within those industry and geographic groups we align revenues to be consistent with the peer group. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.

We believe that by utilizing both publicly available peer group data and the survey data from the published surveys in which we participate, we are able to develop the best set of competitive data reasonably available for use in making compensation decisions. The compensation review process also evaluates our financial performance relative to the peer companies to provide the Compensation Committee with a gauge of our comparative performance within its peer group. The financial performance analysis is based on GAAP results for revenue, operating income and net income and stock price performance.

Based on the objectives outlined above, the Compensation Committee strives to set target compensation opportunity levels to be competitive with the market that we compete in for executive talent and that are appropriate for the skills, experience and performance of each individual. However, the Compensation Committee does not establish compensation levels based directly on benchmarking. The Compensation Committee instead relies on the judgment of its members in making compensation decisions regarding base salaries, target bonus levels and long-term equity incentive awards, after reviewing our performance and carefully evaluating a named executive officer’s performance during the year, leadership qualities, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value. Competitive market compensation paid by other companies is reviewed by the Compensation Committee and the Compensation Committee’s philosophy is to set overall compensation opportunities to approximate 50th to 60th percentiles of competitive levels. However the Compensation Committee does not guarantee that any executive will receive a specific market-derived compensation level.

In addition, the Compensation Committee has taken the approach of determining the mix of compensation elements, such as base salary, bonus opportunity and equity awards, on an individual basis. The Compensation Committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the comparable companies (discussed below), the role and responsibilities of the individual executive, and the nature of the behaviors the incentives are intended to motivate. The Compensation Committee’s philosophy is to balance compensation between long-term and short-term compensation, cash and non-cash compensation, and to take into the account the roles and responsibilities of the individual officer.

Base Salary

The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary, competitive salary information, and overall compensation arrangements. As discussed above, in determining whether to make adjustments to base salaries for our executive officers, the Compensation Committee reviews information regarding compensation paid to individuals holding comparable positions at our peer group companies as well as the relevant market data from the most recent Radford Executive survey. In addition, each year, the Compensation Committee determines whether to approve merit increases to our executive officers’ base salaries based upon the Company’s performance, their individual performance, changes in duties and responsibilities and the recommendations of our CEO (except for purposes of determining their own salaries). No formulaic base salary increases are provided to the named executive officers. In general, while the Compensation Committee does not attempt to set the various components of executive compensation at a certain target percentile within our peer group, executive base salaries fall generally between the 25th and 75th percentiles of the relevant data cuts.

In March 2011, Dr. Roohparvar, President, DigitalOptics Corporation, joined the executive team. His initial annual base salary was set at $450,000 by the Compensation Committee. This initial base salary was the result of negotiations between Dr. Roohparvar and the Compensation Committee and generally falls within the competitive range among our DigitalOptics peer group companies.

In May 2011, in connection with his assumption of the role of CEO, Dr. Young was awarded an initial annual base salary of $684,000 by the Compensation Committee. This initial base salary was the result of negotiations between Dr. Young and the Compensation Committee. Although Dr. Young’s base salary falls above the high end of the competitive range among our peer group companies, his overall cash compensation does not, because Dr. Young does not participate in the Management Bonus Plan.

In July 2011, Mr. Chernicoff, President, Tessera Intellectual Property Corp., joined the executive team. His initial annual base salary was set at $295,000 by the Compensation Committee. This base salary was at the low end of the competitive range among our Intellectual Property peer group companies, reflecting the arrangement made at the time of hire to provide Mr. Chernicoff with a larger new-hire long-term equity incentive award in exchange for lower cash compensation.

In January 2012, the Compensation Committee approved the 2012 annual base salary levels for the named executive officers, which were effective on January 1, 2012. Such base salary levels are as follows: Dr. Young, $684,000; Mr. Anthofer, $339,500; Mr. Cassidy, $324,500; Dr. Roohparvar, $463,500; and Mr. Chernicoff, $303,900. The adjustments to salary represented increases of 0%, 3%, 3%, 3% and 3%, respectively. The increases to the base salaries for Messrs. Anthofer, Cassidy and Chernicoff and Dr. Roohparvar represented modest merit increases that were consistent with the merit increases awarded to other employees of the Company generally.

Annual Cash Incentives

Dr. Young and Mr. Chernicoff do not have set target bonus opportunities. The Compensation Committee reserves the ability to provide discretionary bonuses to these executives if their performance warrants, but no such discretionary bonuses were awarded during 2011.

Our other named executive officers are eligible to receive an annual cash incentive bonus under our 2007 Performance Bonus Plan for Executive Officers and Key Employees, also known as the Management Bonus Plan.

Annual Cash Incentive Bonus Targets

At the beginning of each year, the Compensation Committee approves minimum, target and maximum bonus opportunities for each named executive officer eligible to participate in the Management Bonus Plan. Under this program in 2011, the minimum, target and maximum award opportunities were determined as a percentage of base salary:

	Minimum	Target	Maximum
Robert A. Young, Ph.D. (1)	n/a	n/a	n/a
Michael Anthofer	0%	60%	120%
Bernard J. Cassidy	0%	60%	120%
Richard S. Chernicoff (2)	n/a	n/a	n/a
Farzan Bob Roohparvar, Ph.D.	0%	75%	150%

(1)	Dr. Young is not a participant in the Management Bonus Plan.
(2)	Mr. Chernicoff is not a participant in the Management Bonus Plan.

These target bonus levels are reviewed annually in consultation with Compensia. Participants may receive a smaller award (or no award) if we do not achieve a target level of performance and a larger award (capped at a level that provides executives an opportunity to earn larger awards by exceeding performance objectives, but that does not create excessive risk by provided unlimited upside opportunities) if we exceed the target level of performance. Payments of above-target bonuses may be made only if we exceed our corporate financial objectives.

Performance Goals

Bonuses paid to our executive officers under our Management Bonus Plan are based on our achievement of certain predetermined corporate performance goals which are established at the beginning of each year and upon an evaluation of the individual officer’s performance for the year. Fifty percent of the executive’s annual bonus is based on the corporate goals and the remaining fifty percent is based on his individual performance.

In determining the compensation awarded to each executive officer based on performance, the Compensation Committee evaluates company and individual performance in a number of areas. Both the corporate goals and the individual goals assigned to each executive officer are intended to reward performance that is specifically tied to the executive’s contribution in helping us reach or potentially exceed the business plans in the current and future periods. For 2011, these objectives were designed to be challenging stretch goals in comparison to the Company’s approved operating plan.

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Achievement of the Threshold Performance Metric. In order to ensure that the annual bonus awards under the Management Bonus Plan will qualify as performance-based compensation under Section 162(m) of the Code, which requires that the awards be subject to pre-established and objective performance objectives, the Compensation Committee has set threshold operating income requirements that must be met before any annual bonus will be paid under the Management Bonus Plan. In order for any annual bonus to be paid under the Management Bonus Plan in a given year, we must produce non-negative non-GAAP pre-tax operating income for that year. In the event the threshold performance level is exceeded but applicable corporate and individual target levels are not achieved, the executive officers will earn smaller awards.

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Achievement of Annual Corporate Performance Objectives. At the beginning of each fiscal year, the Compensation Committee sets corporate performance goals applicable to the annual bonuses for that year. The corporate performance goals will generally be a combination of financial and strategic objectives that are supportive of our strategic plan. For 2011, the amounts payable for corporate performance under the Management Bonus Plan were determined based upon our actual performance measured against the following performance criteria:

Performance Criteria	Relative Weight
Revenue 2011 Goal: $316 million	12.5%
GAAP Income before tax, excluding litigation expense 2011 Goal: $127 million	12.5%
Strategic Goals	75.0%

Strategic Corporate Objectives

Our strategic corporate objectives consisted of three areas: (i) strategic goals related to our Intellectual Property business (formerly Micro-electronics), (ii) strategic goals related to our DigitalOptics business (formerly Imaging and Optics), and (iii) corporate development goals for the Company. The strategic goals for our Intellectual Property business focused on the development of technology related to chip packaging bottlenecks and 3D IC, development of business plans aimed at growing the longer-term revenue base beyond semiconductor packaging, settlement of certain litigation actions and the acquisition and/or development of our intellectual property portfolio to facilitate renewals going forward. The strategic goals for our DigitalOptics business focused on obtaining a design win with a tier-one handset OEM, restructuring and rebuilding the digital optics management and technical team, and developing the supply chain for our MEMS auto-focus product and camera modules. Finally, our corporate development strategic goals focused on the consummation of one or more acquisitions related to our DigitalOptics business.

Achievement of Individual Performance Objectives

In addition, each executive’s performance is also measured against individual objectives that support the overall corporate objectives. Individual performance goals established among our named executive officers in 2011 were primarily subjective strategic objectives for which the executive has direct responsibility and interdepartmental goals critical to the success of the business. These individual performance goals in many instances comprise the basis upon which we seek to achieve our broader corporate financial and operating goals for the year. The 2011 individual performance objectives were designed to support our strategic business plan to be achievable, but to require a substantial effort and initiative on the part of the named executive officers. These individual objectives are used by our CEO as a guide to review each named executive officer’s performance and make an assessment, and recommendation to the Compensation Committee, of such officer’s achievement for the year. The final determination of each officer’s individual performance bonus component is made in the discretion of the Compensation Committee based on this input from the CEO and the Compensation Committee’s overall subjective assessment of individual performance.

Multiplier

To the extent our actual achievement as compared to the financial objectives exceeds target levels, the Management Bonus Plan contemplates that a multiplier will be applied to both the corporate and individual performance components. The multiplier will generally be the percentage by which the combined revenue and GAAP income before tax, excluding litigation expense, performance exceeding the target levels, subject to the Compensation Committee’s negative discretion to reduce the multiplier.

Incentive amounts to be paid under the Management Bonus Plan may be adjusted by the Compensation Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of company performance. The Compensation Committee also has the right to exercise its discretion to reduce any bonus payment.

2011 Annual Cash Incentive Bonuses

The Compensation Committee reviews and approves the achievement level and incentive payment for each named executive officer eligible under the Management Bonus Plan.

For 2011, the Compensation Committee determined the portion of each named executive officer’s bonus related to corporate performance relative to the goals described above and determined that the total corporate achievement level was 51.41%. This achievement percentage was determined by adding our achievement with respect to the two financial objectives and the strategic objectives according to the weights discussed above. We received partial credit for the revenue component of the financial objectives and we did not meet the minimum performance threshold for the profit objective. In the aggregate for the financial objectives, a 6.41% of 25% possible was achieved. With respect to the strategic objectives, the Compensation Committee determined that an achievement level of 45% out of the 75% possible was appropriate. The Company achieved a majority of the Intellectual Property and DigitalOptics objectives, but it did not achieve its corporate development strategic objectives to the satisfaction of the Compensation Committee.

The Compensation Committee also approved the portion of each named executive officer’s bonus related to individual performance. As discussed above, our CEO reviewed each named executive officer’s performance relative to his individual internal annual goals and made an initial assessment of and recommendation regarding such officer’s achievement level as a starting point for the Compensation Committee’s assessment. The Compensation Committee then reviewed the CEO’s assessments and made adjustments to the individual achievement levels as it deemed appropriate based on its subjective assessment of each individual officer’s performance during 2011.

The achievement levels and incentive payments approved by the Compensation Committee for the named executive officers for 2011 are summarized in the table below:

	Corporate Achievement Level (50%)	Individual Achievement Level (50%)	Bonus Multiplier (1)	Actual 2011 Bonus
Robert A. Young, Ph.D. (2)	n/a	n/a	n/a	n/a
Michael Anthofer	51.41%	90%	1.00	$139,826
Bernard J. Cassidy	51.41%	90%	1.00	$133,632
Richard S. Chernicoff (3)	n/a	n/a	n/a	n/a
Farzan Bob Roohparvar, Ph.D. (4)	51.41%	90%	1.00	$182,404

(1)	The Company did not achieve actual results above the target levels and therefore the bonus multiplier was 1.00 as compared to 2010, where the achievement was above the target levels, resulting in a bonus multiplier of 1.508.
(2)	Dr. Young is not a participant in the Management Bonus Plan.
(3)	Mr. Chernicoff is not a participant in the Management Bonus Plan.
(4)	Dr. Roohparvar’s bonus is pro-rated reflecting his start date of March 28, 2011.

Actual bonus payments are based strictly on the achievement of corporate and individual performance objectives as defined at the beginning of the year. Actual bonus payments are not determined by or benchmarked against competitive levels (it should be noted that, as a practical matter, competitive data on bonus payments for a given year are generally not available when bonuses are being determined).

Equity Incentive Awards

Our long-term equity incentive award program is intended to provide executives with opportunities to participate in the appreciation of our stock price and to create unvested equity award value that will provide a financial incentive for executives to remain with and work for the continued success of the organization. Our 2011 long-term equity incentive award program was comprised of two equity award vehicles:

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Stock Option Awards: Stock options form the basis of our long-term equity incentive award program. Stock options align the interests of management and shareholders by rewarding increases in shareholder value.

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Restricted Stock Unit Awards: Restricted stock unit awards are used primarily in new hire executive packages. Restricted stock unit awards will rise and fall in value just as a traded share of stock will, aligning executives’ interests with shareholders.

Stock Option Awards

Stock options granted under the various stock plans generally have a four-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant, subject to earlier termination in the event of termination of employment. This provides a reasonable time frame in which to align the executive officer with the price appreciation of our shares. The exercise price of options granted under the stock plans is 100% of the fair market value of the underlying stock on the date of grant. Under the Tessera Technologies, Inc. 2003 Equity Incentive Plan, or the 2003 Equity Plan, the fair market value of our common stock is equal to the last closing sales price per share on the NASDAQ Global Select Market on the date of grant.

The Compensation Committee considered the data on competitive practices collected by Compensia, the performance and expected contributions of the executive, the executives’ other compensation, including his unvested equity holdings, as well as input from the CEO (for persons other than himself) and other members of the Board of Directors in determining individual executive awards.

All executive officers received stock options in 2011. The executive officers hired in 2011 received stock options as part of their hiring packages. Specifically, Dr. Young received stock option grants of 80,000 and 17,825 shares, each vesting over a one year period, Dr. Roohparvar received 150,000 stock options vesting over a four year period, and Mr. Chernicoff received 235,000 stock options vesting over a four year period. In addition, in September 2011, stock option awards to purchase 22,000 and 9,000 shares and vesting over a four year period were awarded to Mr. Anthofer and Mr. Cassidy, respectively, as part of the annual focal award, as disclosed below under “Grants of Plan-Based Awards.”

Restricted Stock Unit Awards

As discussed above, we typically award restricted stock unit awards to selected new hires and limited numbers of other employees as part of the annual award program. The Compensation Committee believes that restricted stock unit awards are an effective tool for adding an immediate financial incentive to remain with and work for us that will mitigate potential attempts by labor market competitors to recruit critical employees. However, restricted stock unit awards are typically granted to executive officers only in connection with their commencement of employment. In 2011, awards of 30,000 and 25,000 restricted stock unit awards were made to Dr. Roohparvar and Mr. Chernicoff, respectively.

Restricted stock unit awards generally have a four-year vesting schedule in order to provide an incentive for continued employment.

Employment, Severance and Change in Control Agreements

We have entered into employment, change in control severance agreements and severance agreements with certain of our executive officers to provide severance and/or change in control benefits. The Compensation Committee believes these types of agreements are essential in order to attract and retain qualified executives and promote stability and continuity in our senior management team. We believe that the stability and continuity provided by these agreements are in the best interests of our stockholders. For details, see “Employment, Severance and Change in Control Arrangements” below.

401(k) Plan

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover eligible employees of Tessera and any designated affiliate in the United States. The 401(k) Plan permits eligible employees to defer up to the maximum dollar amount allowed by law. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We currently make discretionary matching contributions to the 401(k) Plan in an amount equal to fifty percent of deferrals up to a maximum of three percent of the participant’s annual base pay and subject to certain other limits. Employer contributions to the Plan are vested as follows: 25% after one year of service, 50% after two years of service, 75% after three years of service and 100% after four years of service. Employees who are 21 years of age or older are eligible to participate in the 401(k) Plan as of the date of hire.

We do not maintain any other defined benefit, defined contribution or deferred compensation plans for our employees.

Other Elements of Compensation and Perquisites

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. In addition, we provide certain highly-compensated employees, including our named executive officers, with supplemental long-term disability coverage. For purposes of eligibility for this coverage, highly-compensated employees are defined as those employees whose monthly income is higher than $13,333, or $160,000 per year. The named executive officers are eligible to participate in this program along with other eligible employees. We also provide Dr. Young with temporary housing and pay for the cost of periodic travel home for him, which amounts are grossed-up for taxes to the extent they are taxable to him. Other than as described in this section, we do not provide any special perquisites or health or welfare benefits to our named executive officers that are not available to all of our employees.

Other Compensation Policies

We do not have stock ownership requirements and currently do not have any policy for recovering awards or payments in the event of a financial restatement or other situations.

Our insider trading policy prohibits directors, officers, employees and all persons living in their households from trading any type of security, whether issued by us or other companies with which we do business, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Additionally, we restrict trading by our directors and officers, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to quarterly trading windows that begin one full trading day following the public disclosure of our quarterly or annual financial results and that ends at 5:00 pm Eastern Time on the first day of the last month in each fiscal quarter. Furthermore, the insider trading policy requires that certain specified individuals meet with representatives of our legal department to confirm that they are not in possession of material non-public information prior to trading any Tessera security during open window periods.

Tax and Accounting Treatment of Elements of Executive Compensation

We aim to compensate the named executive officers in a manner that is tax effective for us without sacrificing the effectiveness of the incentive programs being offered to executives. In practice, all of the annual cash compensation delivered by us to date has been tax-deductible under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its chief executive officer and its four most highly compensated executive officers. Performance-based compensation tied to the attainment of specific goals is excluded from the limitation. In early 2007, the Compensation Committee evaluated whether we should take action with respect to the tax deductibility of our executive compensation under Section 162(m), and generally concluded that it would be advisable for the Company to undertake the necessary steps to cause the Company’s performance-based cash bonus payments to executive officers to qualify as potential performance-based compensation plans under Section 162(m). Stockholders initially approved the Management Bonus Plan at our 2007 Annual Meeting of Stockholders. We are asking the stockholders to approve the 2012 Performance Bonus Plan for Executive Officers and Key Employees (the successor plan to the Management Bonus plan) at the Annual Meeting in order to ensure our ability to continue to grant qualified performance-based compensation for purposes of Section 162(m) of the Code thereunder. Assuming approval of Proposal No. 2, the Compensation Committee intends to generally administer such plan in the manner required to make future payments under such plan that constitute qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee has taken steps to ensure that certain equity-based compensation to our named executive officers constitutes qualified performance-based compensation under Section 162(m). The Compensation Committee, however, retains the discretion to pay discretionary bonuses or other types of compensation outside of the plans which may or may not be tax deductible.

We account for stock-based awards to our employees under the rules of FASB ASC Topic 718, which requires us to record the compensation expense over the service period of the award. Accounting rules also requires us to record cash compensation as an expense at the time the obligation is accrued.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below sets forth, for the fiscal years ended December 31, 2011, 2010 and 2009, the salary and bonus earned by and other compensation paid to our principal executive officer and our principal financial officer during the fiscal year ended December 31, 2011, our former principal executive officer and our former executive officer who served in such capacities at any time during the fiscal year ended December 31, 2011, and each of our other executive officers who were serving in such capacities as of December 31, 2011. These seven officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Robert A. Young, Ph.D.	2011	415,662	(3)	—		—	993,375	—	233,837	(4)	1,642,874
President, Chief Executive Officer and Director

Henry R. Nothhaft	2011	273,649		—		—	—	—	834,366	(6)	1,108,015
Former President and Chief Executive Officer (5)	2010	527,031		—		801,000	788,319	634,967	5,304	(7)	2,756,621
	2009	499,654		—		1,177,200	1,288,179	610,840	5,500	(8)	3,581,373

Michael Anthofer	2011	329,231		—		139,826	149,901	139,826	11,262	(9)	770,046
Executive Vice President and Chief Financial Officer	2010	319,308		—		240,300	218,978	247,264	17,203	(10)	1,043,053
	2009	299,693		—		392,400	357,828	225,900	11,612	(11)	1,287,433

Bernard J. Cassidy	2011	314,808		—			61,323	133,632	10,998	(12)	520,761
Executive Vice President, General Counsel and Secretary	2010	308,789		—		240,300	218,978	240,238	11,730	(13)	1,020,035
	2009	275,000		—		392,400	343,514	172,563	9,728	(14)	1,193,205

Richard S. Chernicoff	2011	130,481	(15)	—		405,475	2,074,416	—	6,758	(16)	2,617,130
President, Tessera Intellectual Property Corp.

Farzan Bob Roohparvar, Ph.D.	2011	328,846	(17)	—		544,470	1,508,985	182,404	8,115	(18)	2,572,820
President, DigitalOptics Corporation

John Keating	2011	158,649		52,000	(20)	—	—	—	227,903	(21)	438,552
Interim Executive Vice President, Imaging and Optics and Senior Vice President, Corporate Development (19)	2010	289,481		8,000	(20)	240,300	175,182	168,696	11,291	(22)	892,950

(1)	The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to the named executive officers in the relevant fiscal, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. With respect to stock awards granted during 2009 and 2010 the vesting of which was performance-based, these amounts have been computed based upon the probable outcome of the performance conditions applicable to such stock awards, if any, as of the grant date. The probable outcome for all stock awards granted with performance conditions has been determined to be the potential maximum value of the awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 17, 2012.
(2)	The amounts reflected in this column represent the aggregate grant date fair value for option awards granted to the named executive officers in the relevant fiscal year, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 17, 2012.

(3)	Dr. Young joined the Company as an employee and began serving as our President and Chief Executive Officer on May 11, 2011. This amount represents a prorated portion of his annual base salary for 2011, which was $684,000.
(4)	Consists of $5,929 in 401(k) matching contributions, $6,600 in auto allowance, $119,644 in reimbursement of living expenses, $100,899 tax gross-up on the reimbursement of living expenses, and $765 in life insurance and long-term disability premiums paid by the Company for the benefit of Dr. Young.
(5)	Mr. Nothhaft resigned his position as President and Chief Executive Officer in May 2011.
(6)	Represents a severance payment in the amount of $830,000 and $4,366 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Nothhaft.
(7)	Consists of $5,145 in 401(k) matching contributions and $159 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Nothhaft.
(8)	Consists of $5,500 in 401(k) matching contributions paid by the Company for the benefit of Mr. Nothhaft.
(9)	Consists of $6,918 in 401(k) matching contributions and $4,344 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Anthofer.
(10)	Consists of $7,130 in 401(k) matching contributions and $10,073 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Anthofer.
(11)	Consists of $7,350 in 401(k) matching contributions and $4,262 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Anthofer.
(12)	Consists of $6,900 in 401(k) matching contributions and $4,098 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Cassidy.
(13)	Consists of $6,402 in 401(k) matching contributions and $5,328 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Cassidy.
(14)	Consists of $5,712 in 401(k) matching contributions and $4,016 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Cassidy.
(15)	Mr. Chernicoff joined our executive team on July 11, 2011. This amount represents a prorated portion of his annual base salary for 2011, which was $290,000.
(16)	Consists of $3,744 in 401(k) matching contributions and $3,014 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Chernicoff.
(17)	Dr. Roohparvar joined our executive team on March 28, 2011. This amount represents a prorated portion of his annual base salary for 2011, which was $450,000.
(18)	Consists of $7,350 in 401(k) matching contributions and $765 in life insurance and long-term disability premiums, paid by the Company for the benefit of Dr. Roohparvar.
(19)	Mr. Keating resigned as the Interim Executive Vice President, Imaging & Optics and Senior Vice President, Corporate Development in May 2011. Mr. Keating became a named executive officer in 2010.
(20)	Represents a monthly stipend paid to Mr. Keating for serving as the Interim Executive Vice President, Imaging & Optics and Senior Vice President, Corporate Development starting in December 2010.
(21)	Represents a severance payment in the amount of $224,025 and $3,878 in 401(k) matching contributions paid by the Company for the benefit of Mr. Keating.
(22)	Consists of $7,350 in 401(k) matching contributions and $3,941 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Keating.

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan-based awards in 2011 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)	Closing Share Price on Date of Grant ($)
		Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Robert A. Young, Ph.D.	5/11/2011	—	—	—					80,000	18.91	828,984	18.91
	5/24/2011								17,825	16.83	164,391	16.83

Michael Anthofer	9/9/2011	—	197,760	395,520					22,000	12.52	149,901	12.52

Bernard J. Cassidy	9/9/2011	—	189,000	378,000					9,000	12.52	61,323	12.52

Richard S. Chernicoff	7/11/2011	—	—	—				25,000		—	405,475	16.22
	7/11/2011								235,000	16.22	2,074,416	16.22

Farzan Bob Roohparvar, Ph.D.	3/28/2011	—	337,500	675,000				30,000		—	544,470	18.15
	3/28/2011								150,000	18.15	1,508,985	18.15

(1)	These awards were granted under the Company’s 2007 Performance Bonus Plan for Executive Officers and Key Employees, or the Management Bonus Plan, and are based on 2011 corporate performance goals, including objectives relating to revenue and GAAP pre-tax operating income targets, as well as corporate strategic goals, and individual performance. See further details in the “2011 Annual Cash Incentives” section of the Compensation Discussion and Analysis section above.

(2)	The restricted stock unit awards vest as follows: 25% of the shares subject to such awards vest after each of the four full fiscal years following the grant date of the award, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. The restricted stock unit awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(3)

All stock options were granted under the 2003 Equity Plan, with an exercise price equal to 100% of the fair market value on the date of grant, as determined in accordance with the terms of the 2003 Equity Plan, and are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements.” The stock options granted to Dr. Young vest in equal monthly installments over a twelve-month period following the grant date, to the extent he is employed with or retained as a consultant by the Company on the vesting dates. The stock options granted to Messrs. Anthofer and Cassidy vest as follows: 1/48th of the shares subject to the stock options will vest monthly following the grant date, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. The stock options granted to Dr. Roohparvar will vest as follows: 25% of the total number of shares subject to the stock options vest on the first anniversary of the grant date and the remainder vest in equal monthly installments over the three year period thereafter, to the extent he is employed with or retained as a consultant by the Company on the vesting dates. The stock options are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.

(4)	The grant date fair value of the stock and option awards was determined in accordance with ASC Topic 718. The assumptions used to calculate the value of the stock and option awards are set forth under Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 17, 2012.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information concerning the number and value of unexercised stock options and unvested stock awards held by the named executive officers at December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Robert A. Young, Ph.D. (5)	10,000	—		$17.84	5/19/2014	—	—	—	—
	10,000	—		$29.13	5/18/2015	—	—	—	—
	3,000	—		$28.20	5/17/2016	—	—	—	—
	3,000	—		$44.27	5/16/2017	—	—	—	—
	7,594	—		$19.75	5/14/2018	—	—	—	—
	19,219	—		$15.61	5/18/2019	—	—	—	—
	15,789	—		$19.00	5/11/2020	—	—	—	—
	46,667	33,333	(6)	$18.91	5/10/2021	—	—	—	—
	10,398	7,427	(6)	$16.83	5/23/2021	—	—	—	—

Henry R. Nothhaft	10,000	—		$29.13	5/18/2015	—	—	—	—
	3,000	—		$28.20	5/17/2016	—	—	—	—
	3,000	—		$44.27	5/16/2017	—	—	—	—
	21,887	—		$21.93	3/27/2018	—	—	—	—
	3,797	—		$19.75	5/14/2018	—	—	—	—
	335,938	39,062		$18.89	8/3/2018	—	—	—	—
	75,000	15,000		$26.16	8/18/2019	—	—	—	—
	52,500	37,500		$16.02	8/17/2020	—	—	—	—

Michael Anthofer	91,875	28,125	(7)	$14.91	9/28/2018	6,250	104,688	26,250	439,688
	14,583	10,417		$26.16	8/18/2019	—	—	—	—
	8,333	16,667		$16.02	8/17/2020	—	—	—	—
	1,375	20,625		$12.52	9/8/2021	—	—	—	—

Bernard J. Cassidy	115,625	34,375	(7)	$17.81	11/16/2018	5,000	83,750	26,250	439,688
	13,900	10,000		$26.16	8/18/2019	—	—	—	—
	8,333	16,667		$16.02	8/17/2020	—	—	—	—
	563	8,437		$12.52	9/8/2021	—	—	—	—

Richard S. Chernicoff	—	235,000		$16.22	7/10/2021	25,000	418,750	—	—

Farzan Bob Roohparvar, Ph.D.	—	150,000		$18.15	3/27/2021	30,000	502,500	—	—

(1)

All stock options have a ten year term from the grant date. Unless otherwise noted, the stock options vest as follows: 1/48th of the shares subject to the stock options will vest monthly following the grant date, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. All stock options are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.

(2)	All stock awards (other than Equity Incentive Plan Awards) vest as follows: 25% of the shares subject to such awards vest after each of the four full fiscal years following the grant date of the award, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates, and are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(3)	This value is based on the December 31, 2011 closing price of our common stock of $16.75 as reported by the NASDAQ Global Select Market.
(4)	Stock awards that are equity incentive plan awards represent performance-based restricted stock unit awards that vest in four consecutive installments, with each installment vesting on the measurement date following the applicable performance period with respect to a number of shares not to exceed 25% of the shares subject to the award, in each case, upon achievement of the performance objective and provided participant continues his status as a service provider on the applicable measurement date, with the first installment vesting on the measurement date following the performance period of each fiscal year; provided, however, that the Compensation Committee shall have the discretion to reduce the number of award shares that may vest with respect to a given installment based on the extent to which the Management Bonus Plan objectives are achieved with respect to the applicable performance period. All stock awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(5)	Dr. Young joined the Company on May 11, 2011 as our President and Chief Executive Officer and has served on the Board of Directors since 1991. The above information represents all unexercised stock options held by Dr. Young as of December 31, 2011.
(6)	The stock options granted to Dr. Young vest in equal monthly installments over a twelve-month period following the grant date, to the extent he is employed with or retained as a consultant by the Company on the vesting dates.

(7)	These stock options vest as follows: 25% of the total number of shares subject to the stock options vest on the first anniversary of the grant date and the remainder vest in equal monthly installments over the three year period thereafter, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates.

Option Exercises and Stock Vested

The table below sets forth information concerning the number of stock options exercised in 2011 and the value realized upon their exercise by the named executive officers, as well as the number of shares acquired on vesting of stock awards in 2011 and the value realized upon vesting by such officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Robert A. Young, Ph.D.	—	—	—	—
Henry R. Nothhaft	—	—	43,120	760,681
Michael Anthofer	—	—	10,000	142,865
Bernard J. Cassidy	—	—	8,750	148,829
Richard S. Chernicoff	—	—	—	—
Farzan Bob Roohparvar, Ph.D.	—	—	—	—
John Keating	—	—	4,275	75,719

(1)	Amounts realized from the vesting of stock awards are calculated by multiplying the number of shares that vested by the fair market value of a share of our common stock on the vesting date.

Employment, Severance and Change in Control Arrangements

Employment Agreement with Robert A. Young, Ph.D.

Dr. Young and Tessera have entered into an employment letter agreement (the “Young Employment Letter Agreement”). Pursuant to the Young Employment Letter Agreement, Dr. Young will be paid $57,000 per month for his service as President and Chief Executive Officer. Dr. Young will be eligible to receive an annual bonus at the discretion of the Board of Directors. Dr. Young also received an option to purchase 80,000 shares of common stock, subject to the terms and conditions under the 2003 Equity Plan, vesting in substantially equal monthly installments over a period of 12 months. Dr. Young does not have a severance agreement or a change in control severance agreement with the Company.

Change in Control and Severance Arrangements

The Company provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated. In addition, the Company provides enhanced severance benefits in the event that such a termination occurs within 18 months following a change in control. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. We believe that reasonable severance benefits for those named executive officers with which we have entered into severance agreements are important because it may be difficult for these named executive officers to find comparable employment within a short period of time following certain qualifying terminations. The Company also believes these benefits are a means reinforcing and encouraging the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Company extends change in control benefits because they are essential to help the Company fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by the Company. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Compensation Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels. The compensation committee has determined that such arrangements offer protection that is competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by the Company. In making the decision to extend the benefits, the compensation committee relied on the assurances of its independent advisor that the programs are representative of market practice, both in terms of design and cost.

Severance Agreements

The Company has entered into severance agreements with each of the named executive officers other than Dr. Young. The severance agreements provide that, in the event a named executive officer’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•	a lump sum cash payment equal to a specified percentage of the executive’s base salary (200% of base salary for Dr. Roohparvar and 75% of base salary for the other named executive officers);

•	continuation of health benefits for a period of 9 months following the date of termination (12 months for Dr. Roohparvar and Mr. Chernicoff); and

•

partial vesting credit for any outstanding stock awards (other than stock awards that vest based on the achievement of performance objectives) (12 months’ vesting credit for Dr. Roohparvar and Mr. Chernicoff and 9 months’ vesting credit for the other named executive officers).

The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of the Company.

Amended and Restated Change in Control Severance Agreements

The Company has entered into change in control severance agreements with each of the named executive officers other than Dr. Young and the terms of which are described below.

Each of the change in control severance agreements has a three year term, currently set to expire in February 2014, which term may be renewed by the mutual agreement of the executive and the Company. The change in control severance agreements provide that, in the event an executive’s employment is terminated by us without cause or the executive resigns for good reason within 18 months following a change in control, the executive will be entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•

a lump sum cash payment equal to a specified percentage of the executive’s base salary (275% of base salary for Dr. Roohparvar, 175% of base salary for Mr. Chernicoff and 160% of base salary for the other named executive officers);

•	continuation of health benefits for a specified period following the date of termination (18 months for Dr. Roohparvar and Mr. Chernicoff and 12 months for the other named executive officers); and

•	full vesting of any outstanding unvested stock awards.

The severance benefits payable under the change in control severance agreements will be reduced by any severance benefits payable by the Company to the executive under any other policy, plan, program, agreement or arrangement as a result of his termination by us without cause or resignation for good reason, including any severance agreement. The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of the Company.

Defined Terms

For purposes of both the severance agreements and the change in control severance agreements, “cause” means, generally, an executive’s gross negligence or willful misconduct in the performance of his duties where such gross negligence or willful misconduct has resulted or is likely to result in material damage to our company, the executive’s willful and habitual neglect of or failure to perform his duties, the executive’s commission of any act of fraud or dishonesty with respect to our company that causes harm to our company or is intended to result in substantial personal enrichment, the executive’s failure to cooperate with us in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by our Board of Directors or the Audit Committee of the Board of Directors, the executive’s material violation of our confidentiality and proprietary rights agreement or any similar agreement with the company, or the executive’s material breach of any obligation or duty under the agreement or any written employment or other written policies of our company.

For purposes of both the severance agreements and the change in control severance agreements, “good reason” means, generally, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation, unless such a reduction is imposed across-the-board to senior management, a material change in the geographic location at which the executive must perform his duties, or any other action that constitutes our material breach of the agreement.

For purposes of both the severance agreements and the change in control severance agreements, “change in control” is generally defined as:

•

a merger or consolidation in which the company is a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities; or

•	the sale of all or substantially all of our assets.

Separation and Consulting Agreement with Henry R. Nothhaft

Effective as of May 11, 2011, we entered into a separation and consulting agreement with Henry R. Nothhaft, our former President and Chief Executive Officer. This agreement superseded Mr. Nothhaft’s severance agreement and change in control severance agreement. Mr. Nothhaft also resigned as Chairman of the Board and a director of Tessera effective May 20, 2011. Pursuant to this agreement, Mr. Nothhaft will serve as a consultant to us for a two year period ending on May 11, 2013 (the “Consulting Period”) to assist us with various endeavors.

Under the agreement, we paid $830,000 as severance to Mr. Nothhaft in 2011. In addition, effective as of his date of termination, Mr. Nothhaft received one year’s vesting credit under his outstanding equity awards (other than performance awards, with respect to which he received accelerated vesting of 12.5% of the total number of shares subject to each such award) and his outstanding equity awards (other than performance awards) will continue to vest under their existing vesting schedules during the first year of the Consulting Period. This additional vesting will be accelerated in the event we terminate the consulting arrangement with Mr. Nothhaft for any reason, if Mr. Nothhaft terminates the consulting arrangement as a result of our material breach of our obligations thereunder, or in the event of Mr. Nothhaft’s death or disability. Mr. Nothhaft will be entitled to exercise his vested equity awards for a period of 90 days following the second anniversary of his termination date. Mr. Nothhaft is also entitled to two years of continued health coverage at the Company’s expense.

In addition, during the final 13 months of the Consulting Period, Mr. Nothhaft will be eligible earn $490,000 in consulting fees, payable ratably each month. If we terminate the consulting arrangement with Mr. Nothhaft for any reason, if Mr. Nothhaft terminates the consulting arrangement as a result of our material breach of our obligations thereunder, or in the event of Mr. Nothhaft’s death or disability, the balance of the consulting fees for the Consulting Period that have not been paid will accelerate and become payable following the date on which Mr. Nothhaft’s supplemental release of claims in favor of us becomes effective.

In addition, the Company has agreed to reimburse Mr. Nothhaft for the reasonable out of pocket expenses incurred by him in connection with the promotion and marketing of his book, Great Again—Revitalizing America’s Entrepreneurial Leadership (Harvard Business Press), in accordance with the Company’s budget relating thereto.

Separation Arrangement with John Keating

Effective May 20, 2011, we entered into a separation agreement with John Keating, our former Interim Executive Vice President, Imaging and Optics and Senior Vice President, Corporate Development. Pursuant to the terms of his severance agreement, Mr. Keating received $224,025 as severance in 2011. Mr. Keating also received continued health benefits at the Company’s partial expense for a period of 9 months following his termination. In addition, on the date of his termination of employment, such number of Mr. Keating’s outstanding stock options and restricted stock unit awards (other than awards the vesting of which is solely-performance-based) was accelerated as to the number of shares subject to such awards that would have vested during the 9 month period following his termination of employment had he remained continuously employed by us during that time.

2003 Equity Plan

We routinely grant our executive officers stock awards pursuant to our 2003 Equity Plan. The change in control provisions applicable to stock awards under our 2003 Equity Plan generally provide for accelerated vesting of unvested awards in connection with a change in control if such awards are not assumed or replaced with comparable awards by our successor company or its parent.

Potential Payments Upon Change in Control and Termination

The following table summarizes potential change in control and severance payments to each named executive officer in the event of (1) a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, and (2) such a termination within 18 months following a change in control. The table assumes that the termination and change in control, if applicable, occurred on December 31, 2011. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $16.75, which represents the closing market price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2011, the last trading day of 2011.

Name	Benefit Type	Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause ($)		Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause, if Within 18 Months Following a Change in Control ($)
Robert A. Young, Ph.D. (1)	Cash Payments	—		—
	Value of Stock Award Acceleration	—		—
	Value of Health Benefits	—		—

Michael Anthofer	Cash Payments	247,200	(2)	527,360	(3)
	Value of Stock Award Acceleration	302,920	(4)	695,503	(5)
	Value of Health Benefits	11,735	(6)	15,647	(7)

Bernard J. Cassidy	Cash Payments	236,250	(2)	504,000	(3)
	Value of Stock Award Acceleration	136,176	(4)	571,262	(5)
	Value of Health Benefits	11,735	(6)	15,647	(7)

Richard S. Chernicoff	Cash Payments	221,250	(2)	516,250	(3)
	Value of Stock Award Acceleration	148,793	(4)	543,275	(5)
	Value of Health Benefits	15,647	(6)	23,471	(7)

Farzan Bob Roohparvar, Ph.D.	Cash Payments	900,000	(2)	1,237,500	(3)
	Value of Stock Award Acceleration	125,618	(4)	502,470	(5)
	Value of Health Benefits	15,647	(6)	23,471	(7)

(1)	The Company did not entered into severance agreement nor change in control severance agreement with Dr. Young.
(2)	All cash payments under the severance agreements are payable in a lump sum equal to a specified percentage of the executive’s base salary (200% of base salary for Dr. Roohparvar and 75% for the other named executive officers).
(3)	All cash payments under the change in control severance agreements are payable in a lump sum equal to a specified percentage of the executive’s base salary (275% of base salary for Dr. Roohparvar, 175% of base salary for Mr. Chernicoff and 160% of base salary for the other named executive officers). The severance benefits payable under the change in control severance agreements will be reduced by any severance benefits payable by the Company to the executive under any other policy, plan, program, agreement or arrangement as a result of his termination by us without cause or resignation for good reason, including any severance agreement.
(4)	Represents the value of those stock awards that would vest over the 9-month period following December 31, 2011 (12-month period for Dr. Roohparvar and Mr. Chernicoff) based on the difference between the exercise or purchase price, if any, and $16.75, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2011.
(5)	Represents the value of all stock awards that would vest based on the difference between the exercise or purchase price, if any, and $16.75, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 31, 2011.
(6)	Represents the cost of 9 months of continued health coverage (12 months for Dr. Roohparvar and Mr. Chernicoff).
(7)	Represents the cost of 12 months of continued health coverage (18 months for Dr. Roohparvar and Mr. Chernicoff).

Risk Assessment of Compensation Policies and Programs

In early 2012, management assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by the Company and presented its assessment to our Compensation Committee. Based on its assessment, management recommended, and the Compensation Committee, concluded, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on the Company. In connection with their review, management and the Compensation Committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:

•	The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.

•	Corporate performance objectives are designed to be consistent with the Company’s overall business plan and strategy, as approved by the Board of Directors.

•

The determination of executive incentive awards is based on a review of a variety of indicators of performance, including both financial and non-financial goals, reducing the risk associated with any single indicator of performance.

•	Incentive payments are capped at 200% of target.

•	The Company’s equity awards generally vest over four year periods.

•	The Compensation Committee has the right to exercise negative discretion over executive incentive plan payments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2011, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest other than the compensatory transactions described above and the agreements and transactions described below.

Consulting Arrangements with 3LP Advisors LLC

Kevin G. Rivette, a member of our Board of Directors, is a managing partner of 3LP Advisors LLC (“3LP”), in which Mr. Rivette has a 33.3% ownership interest. Since 2008, 3LP has provided consulting services to certain of the Company’s subsidiaries. On January 1, 2010, Tessera, Inc. entered into a Consulting Services Agreement with 3LP, pursuant to which 3LP assisted it with the identification and acquisition of patents for its patent portfolio through June 30, 2010. Under the Consulting Services Agreement, 3LP was paid a monthly fee, was entitled to fees based on Tessera, Inc.’s related patent acquisition activity through September 30, 2010 and is entitled to additional fees based on Tessera, Inc.’s revenues and licensing activities through 2012. Since January 1, 2011, Tessera, Inc. paid 3LP a total of $2,774,600 under the Consulting Services Agreement and 3LP is eligible to receive up to $3,980,463 in such additional fees contingent upon Tessera, Inc.’s revenues and licensing activities through 2012.

On November 1, 2010, Tessera, Inc. entered into a new Consulting Services Agreement with 3LP, pursuant to which 3LP would continue to provide it with assistance in identifying and acquiring patents for its patent portfolio. Under this agreement, which expired on April 30, 2011, Tessera, Inc. paid 3LP a total of $720,000 during 2011.

On August 15, 2011, 3LP entered into a new Consulting Services Agreement with an outside legal advisor of Invensas Corporation (the “New Consulting Services Agreement”), pursuant to which 3LP would provide Invensas Corporation and the outside legal advisor with advisory services on Invensas Corporation’s strategy to monetize its patent portfolio through April 30, 2012. Under the New Consulting Services Agreement, 3LP is entitled to receive from Invensas Corporation $180,000 per month in consulting service fees until February 29, 2012 and $60,000 per month thereafter. To date, Invensas Corporation has paid 3LP a total of $900,000 under the New Consulting Services Agreement.

Consulting Arrangement with IRT, Inc.

In May 2011, Tessera, Inc. engaged IRT, Inc. (“IRT”) to provide outside administrative services for a stated hourly rate plus reimbursement for incurred expenses. IRT is solely owned by Robert A. Young, the Company’s President and Chief Executive Officer. Since May 2011, Tessera, Inc. has paid IRT less than $50,000 for these services.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. As permitted by the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to us for monetary damages for a breach of their fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Pursuant to our restated certificate of incorporation and bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. A “director” or “officer” includes any person who is or was a director or officer of us, is or was serving at our request as a director or officer of another enterprise or was a director or officer of a corporation which was a predecessor corporation of us or of another enterprise at the request of the predecessor corporation. Pursuant to our restated certificate of incorporation and bylaws, we also have the power to indemnify our employees to the extent permitted under Delaware law. Our restated certificate of incorporation and bylaws provide that our Board of Directors may authorize the advancement of expenses for the defense of any action for which indemnification is required or permitted. Our restated certificate of incorporation and bylaws permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or, at our request, served in such a capacity for another enterprise.

We have entered into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Procedures for Approval of Related Person Transactions

As provided by the Company’s written Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis, and approve any related party transaction. The Company’s written Code of Business Conduct and Ethics Policy requires that all directors, officers and employees make appropriate disclosure of any situation that could give rise to a conflict of interest to the Company’s General Counsel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each director and each nominee to become a director, (ii) each named executive officer, (iii) all directors, nominees and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock as of January 18, 2012.

The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity includes common stock underlying options held by the person or entity that are exercisable within 60 days of January 18, 2012, but excludes common stock underlying options held by any other person or entity. Percentage of beneficial ownership is based on 51,594,787 shares of common stock outstanding as of January 18, 2012.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total Class
Executive Officers, Directors and Nominees
Robert A. Young Ph.D. (1)	632,045	1.2%
Henry R. Nothhaft (2)	658,184	1.3%
Michael Anthofer (3)	158,896	*
Bernard J. Cassidy (4)	182,171	*
Richard S. Chernicoff	25,000	*
Farzan Bob Roohparvar, Ph.D.	30,000	*
John Keating (5)	33,336	*
Robert J. Boehlke (6)	101,768	*
John B. Goodrich (7)	82,020	*
David C. Nagel, Ph.D. (8)	111,768	*
Kevin G. Rivette (9)	23,369	*
Anthony J. Tether, Ph.D.	10,000	*
All current executive officers, directors and nominees to become a director as a group (ten persons) (10)	1,357,037	2.6%
5% Stockholders
Porter Orlin LLC (11)	4,295,213	8.3%
Seizert Capital Partners, LLC (12)	4,098,096	7.9%
BlackRock, Inc. (13)	4,006,334	7.8%
Vanguard Group, Inc. (14)	2,785,706	5.4%
Frontier Capital Management Co., LLC (15)	2,783,985	5.4%

*	Represents beneficial ownership of less than 1%.
(1)	Includes 148,638 shares issuable upon exercise of outstanding options held by Dr. Young, exercisable within 60 days of January 18, 2012.
(2)	Includes 537,934 shares issuable upon exercise of outstanding options held by Mr. Nothhaft, exercisable within 60 days of January 18, 2012 and the remaining share information is based solely on information contained in Form 4 filed with the SEC on February 18, 2011 by Mr. Nothhaft.
(3)	Includes 126,396 shares issuable upon exercise of outstanding options held by Mr. Anthofer, exercisable within 60 days of January 18, 2012.
(4)	Includes 150,921 shares issuable upon exercise of outstanding options held by Mr. Cassidy, exercisable within 60 days of January 18, 2012.
(5)	The share information is based solely on information contained in Form 4 filed with the SEC on February 18, 2011 by Mr. Keating.
(6)	Includes 71,971 shares issuable upon exercise of outstanding options held by Mr. Boehlke, exercisable within 60 days of January 18, 2012.

(7)	Includes 78,223 shares issuable upon exercise of outstanding options held by Mr. Goodrich, exercisable within 60 days of January 18, 2012.
(8)	Includes 101,971 shares issuable upon exercise of outstanding options held by Dr. Nagel, exercisable within 60 days of January 18, 2012.
(9)	Includes 13,369 shares issuable upon exercise of outstanding options held by Mr. Rivette, exercisable within 60 days of January 18, 2012.
(10)	Includes 691,489 shares issuable upon exercise of outstanding options held by current officers and directors as a group which excludes Messrs. Nothhaft and Keating, exercisable within 60 days of January 18, 2012.
(11)	The address for Porter Orlin LLC is 666 Fifth Avenue, 34th Floor, NY 10103. The information in this table is based solely on information contained in Schedule 13G/A filed with the SEC on February 6, 2012 by Porter Orlin LLC.
(12)	The address for Seizert Capital Partners, LLC, is 185 Oakland Avenue, Suite 100, Birmingham, MI 48009. The information in this table is based solely on information contained in Schedule 13G filed with the SEC on February 13, 2012 by Seizert Capital Partners, LLC.
(13)	The address for BlackRock, Inc., is 40 East 52nd Street, New York, NY 10022. The information in this table is based solely on information contained in Schedule 13G/A filed with the SEC on February 10, 2012 by BlackRock, Inc.
(14)	The address for Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA 19355. The information in this table is based solely on information contained in Schedule 13G filed with the SEC on February 9, 2012 by Vanguard Group, Inc.
(15)	The address for Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110. The information in this table is based solely on information contained in Schedule 13G/A filed with the SEC on February 14, 2012 by Frontier Capital Management Co., LLC.

EQUITY COMPENSATION PLAN INFORMATION

We have five equity compensation plans that have been approved by our stockholders: the Fifth Amended and Restated 2003 Equity Incentive Plan, the 1999 Stock Plan, the Amended and Restated 1996 Stock Plan, the 1991 Stock Option Plan, and the 2003 Employee Stock Purchase Plan. We have two equity compensation plans that have not been approved by our stockholders: the Equity Incentive Plan for New Israeli Employees and the International Employee Stock Purchase Plan. The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)		Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	6,818,915	(1)	$20.16	5,329,319	(2)
Equity compensation plans not approved by security holders	—		—	113,915	(3)

Total	6,818,915		$20.16	5,443,234

(1)	Includes 260,618 shares outstanding related to performance-based restricted stock awards and units.
(2)	Includes 5,052,397 shares remaining available for future issuance under the Fifth Amended and Restated 2003 Equity Incentive Plan and 276,922 shares remaining available for future issuance under the 2003 Employee Stock Purchase Plan as of December 31, 2011.
(3)	Represents shares remaining available for future issuance under the International Employee Stock Purchase Plan as of December 31, 2011.

Description of Equity Incentive Plan for New Israeli Employees

Our Board of Directors adopted the Equity Incentive Plan for New Israeli Employees (the “Israeli Plan”) in December 2005. A total of 100,000 shares of our common stock may be issued pursuant to restricted stock awards granted under the Israeli Plan, all of which are subject to outstanding restricted stock awards. Shares of restricted stock which are forfeited or repurchased by us pursuant to the Israeli Plan may again be granted under the Israeli Plan. The Israeli Plan may generally be administered by our Board of Directors or a committee appointed by the Board of Directors (the Board of Directors or any such committee, the “Committee”). The Israeli Plan is currently being administered by the Compensation Committee of our Board of Directors. Subject to any retention of authority by our Board of Directors, the Committee may make any determinations deemed necessary or advisable for the Israeli Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all holders. Awards under the Israeli Plan are intended to be stand-alone inducement awards pursuant to NASDAQ Marketplace Rule 5635(c)(4). Only newly hired employees who are residents of Israel and who have not previously been an employee or director of our Company or an affiliate, or following a bona fide period of non-employment by us or an affiliate, are eligible to participate in the Israeli Plan. The Israeli Plan provides that the Committee may grant or issue restricted stock awards. Restricted stock awards granted under the Israeli Plan will be granted on the same terms and conditions as restricted stock awards under our 2003 Equity Plan. Restricted stock awards granted under the Israeli Plan may generally not be sold, pledged, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. In the event of a change in control, restricted stock awards granted under the Israeli Plan will be treated in the same manner as restricted stock awards under our 2003 Equity Plan. The Committee may amend, suspend or terminate the Israeli Plan at any time, subject to stockholder approval of any such action to the extent necessary to comply with any applicable laws, regulations or rules. Unless terminated earlier, the Israeli Plan shall terminate in December 2015.

Description of International Employee Stock Purchase Plan

Our Board of Directors adopted the International Employee Stock Purchase Plan (the “IESPP”) in June 2008. A total of 200,000 shares of our common stock may be issued pursuant to stock purchase granted under the IESPP. The IESPP is designed to allow eligible employees to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions. The IESPP may generally be administered by the Compensation Committee of our Board of Directors. The Compensation Committee may delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise. The Committee may interpret the IESPP and the terms of the options and to adopt such rules for the administration, interpretation and application of the IESPP as are consistent with the provision of the IESPP. All decisions, determinations and interpretations of the Committee shall be final and binding on all holders. Awards under the IESPP are intended to be stand-alone inducement awards pursuant to NASDAQ Marketplace Rule 5635(c)(4). Any employees who own less than 5% of the Company’s voting stock, are scheduled to work more than 20 hours per week and whose customary employment is for more than five months in any calendar year are eligible to participant in the IESPP. Eligible employees may enroll at each semi-annual enrollment period for a series of consecutive, overlapping 24-month offering periods through their payroll deductions. Participants may contribute up to 20% of their cash earnings to purchase stock at each of the semi-annual purchase dates at 85% of the market value per share on the participant’s initial offering period enrollment date, or, 85% of the market value on the purchase date, whichever is less. The number of shares available for purchase under the IESPP is limited to $25,000 of the market value of such shares per calendar year for each calendar year of an offering. The IESPP will be treated in the same manner as stock awards under our 2003 Employee Stock Purchase Plan. The Committee may amend, suspend or terminate the IESPP at any time, subject to stockholder approval of any such action to the extent necessary to comply with any applicable laws, regulations or rules. Unless terminated earlier, the IESPP shall terminate in June 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2011.

The following Compensation Committee Report and Audit Committee Report are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act of 1933 or the Exchange Act that might incorporate filings made by the Company under those statutes, the Compensation Committee Report and Audit Committee Report shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has furnished this report on executive compensation. None of the members of the Compensation Committee is currently an officer or employee of the Company and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for designing, recommending to the Board of Directors for approval and evaluating the compensation plans, policies and programs of the Company and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

February 14, 2012

COMPENSATION COMMITTEE

DAVID C. NAGEL, PH.D., CHAIRMAN

ROBERT J. BOEHLKE

JOHN B. GOODRICH

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.tessera.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Registered Public Accounting Firm’s qualifications and independence, and the performance of the Company’s internal audit function and the Independent Registered Public Accounting Firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2011 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s Independent Registered Public Accounting Firm. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by AICPA, Professional Standards, Vol. 1, AU Section 380 (Communication with Audit Committees), as modified or supplemented. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committee Concerning Independence) and the Audit Committee discussed with Pricewaterhouse Coopers LLP the independence of PricewaterhouseCoopers LLP from the Company and the Company’s management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2012.

February 14, 2012

AUDIT COMMITTEE

ROBERT J. BOEHLKE, CHAIRMAN

JOHN B. GOODRICH

ANTHONY J. TETHER, PH.D.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our proxy statement, annual report on Form 10-K and other proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our proxy statement, annual report on Form 10-K and other proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our proxy statement, annual report on form 10-K and other proxy materials, as applicable, mailed to you, please call Investor Relations at (408) 321-6000, send an e-mail request to ir@tessera.com, or write to c/o Investor Relations, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134 and we will promptly deliver the requested copy.

Registered stockholders who have not consented to householding will continue to receive copies of our proxy statement, annual reports on Form 10-K and proxy materials, as applicable, for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of our proxy statement, annual reports or other proxy materials, as applicable, for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Streetname Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this proxy statement is our Annual Report for the fiscal year ended December 31, 2011. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, are available free of charge on our website at www.tessera.com or you can request a copy free of charge by calling Investor Relations at 408-321-6000 or sending an e-mail request to ir@tessera.com. Please include your contact information with the request.

By Order of the Board of Directors

TESSERA TECHNOLOGIES, INC.

Sincerely,

BERNARD J. CASSIDY Secretary

San Jose, California

February 24, 2012

Appendix A

TESSERA TECHNOLOGIES, INC.

2012 PERFORMANCE BONUS PLAN

FOR EXECUTIVE OFFICERS AND KEY EMPLOYEES

The Tessera Technologies, Inc. 2012 Performance Bonus Plan for Executive Officers and Key Employees (the “Plan”) is designed to motivate and reward certain executive officers and key employees of Tessera Technologies, Inc., a Delaware corporation (the “Company”), and of its subsidiaries to produce results that increase stockholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives.

The Board of Directors of the Company (the “Board”) has adopted this Plan, effective with respect to Bonus Awards for Performance Periods (as such terms are hereinafter defined) beginning on or after January 1, 2012, subject to approval of the Plan by the stockholders of the Company.

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1—Base Compensation. “Base Compensation” of a Participant for a Performance Period shall mean the Participant’s regular base salary, excluding bonuses, expense reimbursements, moving expenses, fringe benefits, stock options, restricted stock and other stock-based awards, and other payments that are not considered part of regular base salary, paid during such Performance Period, without regard to any reduction under a plan subject to Section 125 or 401(k) of the Code.

Section 1.2 —Bonus Awards. “Bonus Award” shall be a bonus award granted pursuant to and in accordance with the terms and conditions of this Plan.

Section 1.3—Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.4—Committee. “Committee” shall mean the Compensation Committee of the Board, or such other committee as may be appointed by the Board consisting solely of two or more Directors, each of whom constitutes as an “outside director” for purposes of Section 162(m) of the Code.

Section 1.5—Common Stock. “Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

Section 1.6—Director. “Director” shall mean a member of the Board.

Section 1.7—Eligible Individual. “Eligible Individual” shall mean such executive officers and key employees of the Company, or of any of its subsidiaries, as the Committee may determine in its discretion.

Section 1.8—Equity Incentive Plan. “Equity Incentive Plan” shall mean the Tessera Technologies, Inc. Third Amended and Restated 2003 Equity Incentive Plan, as amended from time to time.

Section 1.9—Fair Market Value. “Fair Market Value” shall have the meaning ascribed to such term in the Equity Incentive Plan.

Section 1.10—GAAP. “GAAP” shall mean United States generally accepted accounting principles.

Section 1.11—Participant. “Participant” shall mean any Eligible Individual selected by the Committee to be granted a Bonus Award.

Section 1.12—Performance Goals. “Performance Goals” shall have the meaning set forth in Section 2.2 hereof.

Section 1.13—Performance Period. “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and payment of, a Bonus Award.

ARTICLE II.

BONUS AWARDS

Section 2.1—Participants; Bonus Awards. The Committee, in its sole discretion, may grant Bonus Awards with regard to any given Performance Period to one or more of the Eligible Individuals the Committee selects. At the time a Bonus Award is granted pursuant to this Section 2.1, the Committee shall specify the maximum bonus amount to be paid upon the achievement of the Performance Goals established in accordance Section 2.2 hereof, which bonus amount may be a specific dollar amount, or a specified percentage of the Participant’s Base Compensation for a Performance Period, subject to Section 2.4 hereof.

Section 2.2—Performance Goals. For each Performance Period with regard to which one or more Eligible Individuals is selected by the Committee to receive a Bonus Award, the Committee shall establish in writing one or more objectively determinable Performance Goals for such Bonus Award, based upon one or more of the following business criteria, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to the results of a peer group or market performance indicators or indices:

•	revenue;

•	sales;

•	cash flow;

•	earnings or earnings per share of Common Stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, or (iv) amortization);

•	return on equity;

•	return on capital or return on invested capital

•	total stockholder return;

•	return on assets or net assets;

•	income or net income or pre-tax income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin;

•	gross or net profit margin;

•	cost reductions or savings or expense management;

•	price per share of Common Stock

•	research and development expenses (including research and development expenses as a percentage of sales or revenues);

•	working capital;

•	market share;

•	customer satisfaction;

•	completion of acquisitions, dispositions or partnerships or other corporate transactions;

•	implementation of new technology by customers/partners;

•	completion of settlements and/or licensing arrangements; and

•	achievement of new product or technology development milestones.

Depending on the performance criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a subsidiary, division or business unit. The Committee, in its discretion, may specify different Performance Goals for each Bonus Award. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of determining whether and to what extent the specified Performance Goal has been achieved for the Performance Period; provided, however, that, subject to Section 2.3 hereof, the achievement of each performance criteria shall be determined in accordance with GAAP to the extent applicable.

Section 2.3—Adjustments to Performance Components. For each Bonus Award, the Committee, in its discretion, may, at the time of grant, specify in the Bonus Award that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals established under Section 2.2 hereof. Such adjustments may include or exclude one or more of the following:

•	items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items;

•	items related to a change in accounting principles under GAAP;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions, including transaction-related charges and amortization;

•	items attributable to the business operations of any entity acquired by the Company during the Performance Period;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP;

•	taxes;

•	stock-based compensation;

•	non-cash items; and

•	any other items of significant income or expense which are determined to be appropriate adjustments.

Section 2.4—Award Limit. The maximum aggregate amount of all Bonus Awards granted to a Participant with regard to any calendar year shall not exceed $2,000,000. For purposes of this Section 2.4, Bonus Award payments made in shares of Common Stock shall count against aggregate Bonus Award limit based upon the Fair Market Value of such shares on the date the Bonus Award payment is made.

Section 2.5—Other Incentive Awards. The Plan is not the exclusive means for the Committee to award incentive compensation to Participants and does not limit the Committee from making additional discretionary incentive awards. No employee of the Company or any of its subsidiaries has a guaranteed right to any discretionary bonus as a substitute for a Bonus Award in the event that Performance Goals are not met or that the Company’s stockholders fail to approve or reapprove the Plan.

ARTICLE III.

PAYMENT OF BONUS AWARD

Section 3.1—Form of Payment. Each Participant’s Bonus Award may be paid, at the option of the Committee, in cash, or in Common Stock or right to receive Common Stock (such as restricted stock or restricted stock units), or in any combination of cash and Common Stock or right to receive Common Stock (such as restricted stock or restricted stock units). Bonus Award payments made in Common Stock shall be made in accordance with the provisions of the Equity Incentive Plan.

Section 3.2—Certification. Following the completion of each Performance Period and prior to the distribution of any payment for a Bonus Award granted under the Plan with respect to such Performance Period, the Committee shall certify in writing whether the applicable Performance Goals were achieved for the Performance Period to which the Bonus Award relates.

Section 3.3—Negative Discretion. In determining the amount payable to a Participant with respect to the Participant’s Bonus Award, the Committee shall have the right, in its sole discretion, to reduce or eliminate (but not increase) the amount otherwise payable under the Bonus Award to take into account recommendation of the Chief Executive Officer of the Company and such additional factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

Section 3.4—Timing of Payment.

(a) Unless otherwise determined by the Committee, each Bonus Award shall be paid as soon as practicable after the Committee certifies in writing that the Performance Goals specified for such Bonus Award were in fact satisfied.

(b) Bonus Award payments are not intended to constitute a deferral of compensation subject to Section 409A of the Code and are intended to satisfy the “short-term deferral” exemption under the Treasury Regulations pursuant to Section 409A of the Code. Subject to subsection 3.4(a) hereof, and to the extent necessary to cause the Bonus Awards under the Plan to satisfy the “short-term deferral” exemption under the Treasury Regulations pursuant to Section 409A of the Code, Bonus Award payments under the Plan shall be made not later than the later of (i) the fifteenth day of the third month following the Participant’s first taxable year in which the right to receive payment of the Bonus Award is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month following the Company’s first taxable year in which the right to receive payment of the Bonus Award is no longer subject to a substantial risk of forfeiture.

Section 3.5—Terminations. If a Participant’s employment with the Company (or any of its subsidiaries, as applicable) is terminated for any reason other than death or disability prior to payment of any Bonus Award payment, all of the Participant’s rights under the Plan shall terminate and the Participant shall not have any right to receive any further payments with respect to any Bonus Award granted under the Plan. The Committee, in its discretion, may determine what portion, if any, of the Participant’s Bonus Award under the Plan should be paid if the Participant’s employment has been terminated by reason of death or disability.

ARTICLE IV.

SECTION 162(M) OF THE CODE

Section 4.1—Qualified Performance Based Compensation. The Committee, in its discretion, may determine whether a Bonus Award is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, and may take such actions as it may deem necessary to ensure that such Bonus Award will so qualify. Any such Bonus Award shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) and any Treasury Regulations or rulings issued thereunder that are requirements for qualifications as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

Section 4.2—Performance Goals.

(a) The Committee may, in its discretion, establish the specific Performance Goal or Goals under Section 2.2 hereof that must be achieved in order for a Participant to become eligible to receive a Bonus Award payment (including any specific adjustments to be made under Section 2.3 hereof). The Performance Goals (including any adjustments) shall be established in writing by the Committee; provided, however, that the achievement of such Performance Goals shall be substantially uncertain at the time such Performance Goals are established in writing.

(b) With respect to any Bonus Award which the Committee determines should qualify as performance-based compensation, the applicable Performance Goals described in Section 2.2 hereof (including any adjustments to be made under Section 2.3 hereof) shall be established in writing no later than the 90th day following the commencement of the Performance Period to which the Performance Goals relate; provided, however, that in no event shall the Performance Goals be established after 25% of the Performance Period (as scheduled in good faith at the time the Performance Goals are established) has elapsed.

ARTICLE V.

ADMINISTRATION

Section 5.1—Committee.

(a) The Committee shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom constitutes an “outside director” within the meaning of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder.

(b) Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

Section 5.2—Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.

Section 5.3—Determinations of the Committee or the Board. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the Plan or any Bonus Award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

Section 5.4—Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in office. The Committee may act either by majority vote at a meeting or by a memorandum or other written instrument signed by all of the members of the Committee.

ARTICLE VI.

OTHER PROVISIONS

Section 6.1—Amendment, Suspension or Termination of the Plan. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, with respect to Bonus Awards granted under the Plan which the Committee determines should constitute qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, no action of the Board or the Committee may modify the Performance Goals (or adjustments) applicable to any outstanding Bonus Award, to the extent such modification would cause the Bonus Award to fail to constitute qualified performance-based compensation.

Section 6.2—Effective Date. This Plan shall be effective as of January 1, 2012 (the “Plan Effective Date”), subject to stockholder approval. The Committee may grant Bonus Awards at any time on or after the Plan Effective Date, provided that no amount shall be paid with respect to any Bonus Award unless and until the Plan is approved by the Company’s stockholders in accordance with Section 6.3 hereof.

Section 6.3—Approval of Plan by Stockholders.

(a) This Plan shall be submitted for the approval of the Company’s stockholders at the annual meeting of stockholders to be held in 2012. In the event that this Plan is not so approved, this Plan shall cease to be effective and no payment shall be made with respect to any Bonus Award.

(b) The Plan shall be subject to reapproval by the stockholders of the Company not later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders last approved the Plan, as required under the Treasury Regulations pursuant to Section 162(m) of the Code. In the event that the Plan is not so reapproved, no further Bonus Awards shall be granted under the Plan on or after the date of such stockholder meeting and any outstanding Bonus Award shall be paid in accordance with the terms and conditions of the Plan and such Bonus Award.

Section 6.4—Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with a Bonus Award.

Section 6.5—Forfeiture and Claw-Back Provisions. The Committee may provide that any Bonus Awards paid under the Plan shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

Section 6.6—Miscellaneous.

(a) In no event shall the Company be obligated to pay to any Participant a Bonus Award for a Performance Period by reason of the Company’s payment of a Bonus Award to such Participant in any other Performance Period.

(b) The rights of Participants under the Plan shall be unfunded and unsecured. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. Neither the Company nor any subsidiary shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus Award under the Plan.

(c) Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company or any subsidiary, or to interfere with the rights of the Company or any subsidiary to discharge any individual at any time, with or without cause, for any reason or no reason, and with or without notice except as may be otherwise agreed in writing.

(d) No rights of any Participant to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

(e) Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

(f) The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 29, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TESSERA TECHNOLOGIES, INC. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS 3025 ORCHARD PKY If you would like to reduce the costs incurred by our company in mailing proxy SAN JOSE, CA 95134 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 29, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain 01 Robert J. Boehlke 0 0 0 02 John B. Goodrich 0 0 0 For Against Abstain 03 David C. Nagel, Ph.D. 0 0 0 3 To ratify the appointment of 0 0 0 PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the 04 Kevin G. Rivette 0 0 0 Company for its fiscal year ending December 31, 2012. 05 Anthony J. Tether, Ph.D 0 0 0 4 To hold an advisory vote on executive 0 0 0 compensation. 06 Robert A. Young, Ph.D. 0 0 0 NOTE: The Company's stockholders may also transact such other business as properly comes before the meeting or any adjournment or postponement thereof. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 To approve the Company's 2012 Performance Bonus 0 0 0 Plan for Executive Officers and Key Employees. . 11699 Yes No . 0 . 0 Please indicate if you plan to attend this meeting 0 0 R1 _ 1 Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your 0000123329 FULL title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . TESSERA TECHNOLOGIES, INC. 2012 Annual Meeting of Stockholders 3025 Orchard Parkway, San Jose, CA 95134 P: (408) 321-6000 PROXY SOLICITED BY THE BOARD OF DIRECTORS Robert A. Young, Bernard J. Cassidy and Michael Anthofer, or any of them acting alone, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Tessera Technologies, Inc. to be held on March 30, 2012 at 11:00 a.m. Pacific Daylight Time or at any postponement or adjournment thereof. If no directions are indicated, the holder of the proxy will have the authority to vote "FOR" all six director nominees on Proposal 1, and "FOR" on Proposals 2, 3, and 4. In his discretion, the holder of the proxy is authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations. . 11699 . 0 . 0 R1 _ 2 0000123329 Continued and to be signed on reverse side